    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 10, 1996


                                            REGISTRATION STATEMENT NO. 333-08899
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        INTENSIVA HEALTHCARE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                          8069                         43-1690769
(STATE OR OTHER JURISDICTION    (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
             OF
      INCORPORATION OR           CLASSIFICATION CODE NUMBER)         IDENTIFICATION NO.)
        ORGANIZATION)
                               7733 FORSYTH BLVD., 11TH FLOOR
                                  ST. LOUIS, MISSOURI 63105
                                       (314) 725-0112
                (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                   AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                            ------------------------
                           DAVID W. CROSS, PRESIDENT
                        INTENSIVA HEALTHCARE CORPORATION
                         7733 FORSYTH BLVD., 11TH FLOOR
                           ST. LOUIS, MISSOURI 63105
                                 (314) 725-0112
      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

            LARRY K. HARRIS, ESQ.                         JOHN J. EGAN III, ESQ.
           SUELTHAUS & WALSH, P.C.                      GOODWIN, PROCTER & HOAR LLP
       7733 FORSYTH BLVD., 12TH FLOOR                         EXCHANGE PLACE
          ST. LOUIS, MISSOURI 63105                     BOSTON, MASSACHUSETTS 02109
               (314) 727-7676                                 (617) 570-1000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
 TITLE OF EACH CLASS OF                    PROPOSED MAXIMUM  PROPOSED MAXIMUM
    SECURITIES TO BE        AMOUNT TO     OFFERING PRICE PER AGGREGATE OFFERING     AMOUNT OF
       REGISTERED        BE REGISTERED(1)      SHARE(2)          PRICE(2)      REGISTRATION FEE
------------------------------------------------------------------------------------------------
Common Stock, $0.001 par
  value.................  2,875,000 Shares       $8.00         $23,000,000       $7,931.04(3)
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------



(1) Includes 375,000 shares of Common Stock which the underwriters have the option to purchase solely to cover over-allotments, if any.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(3) Registrant previously paid $14,570.00.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                 SUBJECT TO COMPLETION, DATED OCTOBER 10, 1996


PROSPECTUS

                                2,500,000 SHARES


                                 INTENSIVA LOGO

                                  COMMON STOCK


     All 2,500,000 shares of common stock (the "Common Stock") offered hereby are being sold by Intensiva HealthCare Corporation (the "Company"). Up to 250,000 shares of Common Stock offered hereby may be purchased by affiliates of Weiss, Peck & Greer, an existing stockholder of the Company.



     Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price for the Common Stock will be between $7.00 and $8.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market upon completion of the offering under the trading symbol "IHCC."


                               ------------------

 THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON
                                    PAGE 6.
                               ------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
   THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
      ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                                 PRICE TO        UNDERWRITING      PROCEEDS TO
                                                  PUBLIC         DISCOUNT(1)        COMPANY(2)
--------------------------------------------------------------------------------------------------
Per Share...................................         $                $                 $
--------------------------------------------------------------------------------------------------
Total(3)....................................         $                $                 $
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------


(1) See "Underwriting" for indemnification arrangements with the several Underwriters.

(2) Before deducting expenses payable by the Company estimated at $600,000.


(3) The Company has granted to the Underwriters a 30-day option to purchase up to 375,000 additional shares of Common Stock solely to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public set forth above. If all such shares are purchased, the total Price to Public,
    Underwriting Discount and Proceeds to Company will be $            ,
    $            and $            , respectively. See "Underwriting."

                               ------------------

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, receipt and acceptance by them, and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be available
for delivery on or about           , 1996, at the offices of the agent of
Hambrecht & Quist LLC in New York, New York.

HAMBRECHT & QUIST

                        ROBERTSON, STEPHENS & COMPANY

                                            NEEDHAM & COMPANY, INC.

                  , 1996

                                 INTENSIVA LOGO

   HIGHLY SPECIALIZED MEDICAL SERVICES FOR CRITICALLY ILL OR INJURED PATIENTS

                             PATIENT PROFILE CHART

                                                               PATIENT PROFILES

CLINICAL                           MEDICALLY UNSTABLE      CRITICALLY ILL OR INJURED,       MEDICALLY STABLE,
REQUIREMENTS                       WITH UNDETERMINED       UNSTABLE WITH MULTIPLE           REQUIRING MEDICAL
                                   DIAGNOSTIC/INVASIVE     MEDICAL CONDITIONS               MAINTENANCE AND
                                   INTERVENTIONS                                            REHABILITATION
DIAGNOSTIC STUDIES                 Frequent/Expensive      ROUTINE/LESS EXPENSIVE           Infrequent/Inexpensive
IMAGING STUDIES                    Frequent/Expensive      INFREQUENT/LESS EXPENSIVE        Seldom/Inexpensive
SURGICAL INTERVENTIONS             Yes                     MINOR PROCEDURES                 None
SPECIALIZED MONITORING             Yes                     YES                              No
PHYSICIAN VISITS                   Daily                   DAILY                            1-2 Times Per Week
NURSING HOURS PER PATIENT DAY      Intensive Care 12+      8-10                             3-5
                                   General Care 5-6
TREATMENT METHODOLOGY              Individual Patient      PROGRAMMATIC CARE FOR            Programmatic Care for
                                   Protocols               MEDICALLY UNSTABLE PATIENTS      Medically Stable Patients

AVERAGE LENGTH OF STAY             4-6 Days                30-60 DAYS                       15-20 Days
COST EFFECTIVE SETTING             General Acute           ACUTE LONG-TERM CARE HOSPITAL    Subacute/Skilled
                                   Care Hospital                                            Nursing Facilities

MEDICARE REIMBURSEMENT             PPS/DRG                 COST BASED; PPS/DRG EXEMPT       Primarily Cost Based



             "Intensiva HealthCare" is a trademark of the Company.
                            ------------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH MAY STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including notes thereto, appearing elsewhere in this Prospectus. Investors should carefully consider the information set forth under the heading "Risk Factors."

                                  THE COMPANY

     Intensiva HealthCare Corporation ("Intensiva" or the "Company") provides highly specialized, acute long-term care for critically ill or injured patients who require intensive medical monitoring and treatment, and who often have multiple medical conditions and are medically unstable. The Company provides high quality, cost effective, specialized care for its patients, who typically require an average length of stay of greater than 25 days in an intensive inpatient setting. Intensiva's medical staffs provide specialized medical services, as well as nursing and respiratory care, and the Company is developing disease-specific pathways to treat patients with pulmonary, cancer, renal and cardiac conditions, among others. The Company's clinical programs utilize specialized staff, equipment and protocols for the treatment of its patients.

     Extended stay critically ill or injured patients are difficult and expensive to treat and, as a result, are in danger of becoming disenfranchised by the current health care system. These patients generally require an interdisciplinary team of specialists due to their multiple system deficits and the critical nature of their illnesses or injuries. Traditional acute care hospitals serve a general population which consists primarily of short-stay patients. These hospitals are not well positioned to provide the most cost effective services to critically ill and injured extended stay patients because of their focus and lack of critical mass with respect to these patients. Traditional hospitals have an incentive to discharge these patients to other specialty care providers as soon as practicable. In addition, payors are seeking specialized clinical programs that provide high quality, predictable outcomes that demonstrate reduced cost for this disenfranchised, expensive patient population. The Company estimates that the cost of treatment for this discrete patient population exceeds $2 billion annually.

     Intensiva leases underutilized space from general acute care hospitals ("Host Hospitals") in underserved secondary markets, creating a separate "hospital within a hospital." By leasing space from the Host Hospital, Intensiva is able to minimize capital and overhead costs, including owning and operating the physical plant and expensive medical and diagnostic equipment. The Company is able to purchase certain services from its Host Hospitals, such as laboratory and radiology (MRI, CAT Scan, X-Ray), as well as hotel services such as laundry, housekeeping, dietary and property management. The Company's business model provides for each of its specialized hospitals to become certified by Medicare as a "long-term care hospital" and exempt from Medicare's Prospective Payment System ("PPS") after a minimum of six months of operations, and receive cost-based reimbursement, which the Company believes is more appropriate given the medical condition of its patients.


     The Company's objective is to be a leading provider of high quality, clinically appropriate, cost effective care for critically ill or injured patients requiring extended lengths of stay. To achieve this goal the Company intends to: (i) penetrate underserved secondary markets, defined as service area populations of one million or less; (ii) maintain and develop key referral sources, including managed care organizations and insurance companies; (iii) explore the development of management services organizations; (iv) maintain a highly focused admissions process; (v) expand its clinical protocols to address the needs of patients with similar diagnoses; and (vi) leverage its existing infrastructure. As of October 1, 1996, the Company operated seven clinical programs in four states (254 beds), had an additional three clinical programs under development in three states (98 beds), and had entered into a letter of intent to open an additional clinical program (30 beds).

                                  THE OFFERING


Common Stock offered by the Company...................   2,500,000 shares
Common Stock to be outstanding after the Offering.....   9,530,067 shares(1)
Use of proceeds.......................................   For development of additional
                                                         facilities, working capital and
                                                         general corporate purposes,
                                                         including possible acquisitions. See
                                                         "Use of Proceeds."
Nasdaq National Market symbol.........................   IHCC


                      SUMMARY CONSOLIDATED FINANCIAL DATA
         (IN THOUSANDS, EXCEPT PER SHARE AND SELECTED STATISTICAL DATA)

                                                                                        SIX MONTHS
                                              PERIOD FROM                                 ENDED
                                             JULY 18, 1994         YEAR                  JUNE 30,
                                                THROUGH            ENDED        --------------------------
                                             DEC. 31, 1994     DEC. 31, 1995       1995           1996
                                             --------------    -------------    -----------    -----------
STATEMENT OF OPERATIONS DATA:
  Net revenues............................     $       --            $ 1,488    $       165        $ 6,076
  Operating expenses......................             --              2,521            714          6,305
  General and administrative..............            214              1,884            736          1,324
  Provision for doubtful accounts.........             --                139             30            150
  Depreciation and amortization...........             --                 29             14            249
  Operating income (loss).................           (214)            (3,085)        (1,329)        (1,952)
  Interest (expense) income, net..........             (1)               238            128            202
  Net income (loss).......................     $     (215)           $(2,847)   $    (1,201)       $(1,750)
  Pro forma:(2)
     Net income (loss) per share..........                            $(0.39)                       $(0.24)
     Weighted average shares
       outstanding........................                             7,268                         7,268
SELECTED STATISTICAL DATA:
  Long-term exempt hospitals:
     Open at end of period................             --                  1             --              1
     Average daily census(3)..............             --                  6             --             17
     Medicare revenue(4)..................             --               44.4%            --          45.5%
  All other facilities:
     Open at end of period................             --                  1              1              5
     Average daily census(3)..............             --                  1              4             18
     Medicare revenue(4)..................             --              100.0%          92.3%         90.9%


                                                                          JUNE 30, 1996
                                                            -----------------------------------------
                                                                                         PRO FORMA
                                                            ACTUAL     PRO FORMA(2)    AS ADJUSTED(5)
                                                            -------    ------------    --------------
BALANCE SHEET DATA:
  Cash and cash equivalents..............................   $ 5,217      $  5,217         $ 22,055
  Working capital........................................     8,564         8,564           25,402
  Total assets...........................................    13,431        13,431           30,269
  Long-term obligations..................................       710           710              710
  Stockholders' equity...................................    10,040        10,040           26,878


See notes on following page.

(1) Does not include 15,950 shares issuable upon the exercise of warrants at a weighted average exercise price of $3.76 and 575,850 shares issuable upon the exercise of options at a weighted average exercise price of approximately $0.74, in each case outstanding as of August 31, 1996. See "Capitalization," "Management" and Notes 4 and 9 of Notes to Consolidated Financial Statements.

(2) See Note 1 of Notes to Consolidated Financial Statements for information concerning the calculation of net loss per share, weighted average shares outstanding and pro forma balance sheet information.

(3) Average daily census for all applicable facilities. Computed by dividing total patient days by the number of days in the applicable period that each facility was open.

(4) As a percentage of net revenues. Excludes net revenues from managed care organizations including Medicare managed care, traditional indemnity insurers, third-party administrators and other non-governmental payors.


(5) Adjusted to give effect to the sale of Common Stock offered hereby at an assumed initial public offering price of $7.50, and application of the net proceeds therefrom and conversion of the Convertible Preferred Stock into Common Stock. See "Use of Proceeds" and "Capitalization."



     Except as otherwise stated, all information in this Prospectus assumes no exercise by the Underwriters of their option to purchase from the Company up to 375,000 shares of Common Stock to cover over-allotments, if any, and has been adjusted to reflect the occurrence of the following transactions on or before closing of this Offering: (i) conversion of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock (the "Convertible Preferred Stock") into 5,697,967 shares of Common Stock; and (ii) the filing and effectiveness of the Company's Third Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation").

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

     History of Operating Losses; Uncertainty of Profitability. As a result of its early stage of development, the Company has generated limited revenue to date, has experienced operating losses since its inception in 1994, and has not yet achieved profitability. The Company had operating losses of approximately $2.0 million for the six-month period ending June 30, 1996, and an accumulated deficit of approximately $4.8 million at June 30, 1996. At the present time, the Company anticipates that it will continue to generate losses through at least the second quarter of 1997. There can be no assurance that the Company will successfully penetrate the market for its targeted patient population or that the Company will ever produce significant levels of net revenues or achieve sustainable profitability. In addition, the Company may fail to attract sufficient patients, develop acceptance among referral sources and payors or receive adequate reimbursement from governmental and non-governmental payors, any of which may limit the Company's ability to achieve profitability. The likelihood of the Company's success must be considered in light of these and other challenges, expenses, complications and delays frequently encountered in connection with the formation of a new business and the development and commercialization of new services. The Company may also experience fluctuations in net revenues and earnings as a result of its rate of development of new facilities and other factors such as the mix of non-exempt and exempt hospitals. See "Management Discussion and Analysis of Financial Condition and Results of Operations" "--Dependence on Host Hospitals," "--Reliance Upon Referral Sources" and "--Payor Mix."

     Limited Operating Experience. The Company has limited experience operating acute long-term care facilities and providing care to critically ill and injured patients. Further, the Company is seeking to substantially expand the number of facilities it operates. There can be no assurance that the Company will be able to successfully operate its business, particularly in light of the Company's expansion plans. Failure to successfully operate the Company's business would have a material adverse effect on the Company's business, financial condition or results of operation.

     Health Care Reform; Reliance Upon Government Programs; Possible Reduction in Reimbursement. Approximately 44% and 65% of the Company's net revenues in 1995, and the six months ended June 30, 1996, respectively, were derived from payments made by Medicare. The Company's hospitals operate under an exemption from Medicare's Prospective Payment System ("PPS") pursuant to which non-exempt hospitals are reimbursed based upon diagnosis-related groups ("DRGs"). This exemption, created in 1983, was intended to be temporary. Efforts to eliminate this exemption, coupled with increasing budgetary pressures may lead to substantial changes in government-sponsored health care programs. Currently, there are various proposals which, if enacted, would affect Medicare and Medicaid reimbursement for long-term care hospitals. President Clinton's 1997 budget proposal would put a moratorium on the exemption from PPS for new long-term care hospitals. The moratorium would be effective upon enactment of the proposed legislation, or possibly retroactive to October 1, 1995. The effect of the moratorium would be to reimburse new long-term care hospitals under PPS on the same basis that general acute care hospitals are reimbursed. From an economic perspective, the Company could not open new long-term care hospitals under that reimbursement system, and if existing Company hospitals (none of which were certified as long-term care hospitals as of October 1, 1995) are included within the scope of the moratorium, those hospitals would also be reimbursed at rates below incurred costs, rendering these hospitals unprofitable. For existing long-term care hospitals, the President's budget proposal would rebase cost limits for all long-term care hospitals, capping reimbursable operating costs at 150% of the national mean inpatient operating costs for all long-term care hospitals. Because of the high acuity of the patients in the Company's hospitals, the Company's costs for Medicare patients would probably exceed the amount of Medicare reimbursement for those patients if the President's proposal is enacted. Further, for existing long-term care hospitals, the President's budget proposal would reduce capital payments by 15%, reduce future increases in the operating cost limits, eliminate incentive payments for long-term care hospitals that reduce costs below cost ceilings and treat a move from a PPS hospital to a PPS exempt setting as a transfer rather than a discharge. All of the President's budget proposals would reduce Medicare reimbursement to the Company's hospitals. The President's current proposals on these issues are similar to those contained in his 1996 budget proposal. In the Balanced Budget Act of 1995, which was vetoed by President Clinton, long-term care hospitals' reimbursable operating costs would have been limited to 130% of the average payment amount for all long-term care hospitals based on cost reports for cost years beginning in 1991. Implementation of this proposal could have imposed a de facto moratorium on the creation of new long-term care hospitals that treat high acuity Medicare patients. Also, the Balanced Budget Act of 1995 would have reduced capital payments to long-term care hospitals as well as reduced future ceilings for operating cost increases. It is anticipated that the Republican's 1997 budget plan would include most of the same provisions for Medicare providers contained in the Balanced Budget Act of 1995. All of these additional potential proposals would reduce Medicare payments to the Company's hospitals. Other proposals to reform Medicare that contain these and other changes to Medicare are being actively considered. The Company cannot predict what or when legislation, if any, may be enacted. Any such legislation may have a material adverse effect on the Company's business, financial condition or results of operations. See "Business--Government Regulation."


     Start-Up Costs; Licensure and Certification Risks. The Company incurs substantial costs in opening and initially operating new hospitals, including leasing costs, renovation and equipment costs and working capital needs. The Company seeks to have its hospitals certified by Medicare as long-term care hospitals, which are exempt from the PPS limitations and thus eligible to receive cost-based reimbursement for services rendered to Medicare patients. The certification process to qualify for cost-based reimbursement takes a minimum of six months (the "qualification period"). In order to successfully complete the certification process, the Company's patients must have an average length of stay of greater than 25 days. Failure to maintain an average length of stay greater than 25 days would result in the loss of certification and qualification to receive cost-based reimbursement. Reimbursement under PPS results in lower payments to the hospital than under cost-based reimbursement and is not received until after a patient is discharged, rather than periodically as costs are incurred. If the Company is unable to receive Medicare certification as a long-term care hospital on a timely basis for one or more of its facilities and other exemptions from PPS are not available, the Company's business, financial condition or results of operations may be adversely affected. In addition, the Company expects to incur substantial losses with respect to each of its hospitals during the certification process. Depending on the rate at which the Company opens new hospitals, such losses could have a material adverse effect on the Company's business, financial condition or results of operations.

     The Company's plans to expand its business are dependent in part upon its ability to obtain requisite licenses, certifications, permits, approvals and certificates of need. In some states, for example, health care providers have experienced delays in obtaining Medicare certification or certification as a long-term care hospital. As another example, the Company is seeking to overturn an administrative ruling that Missouri's certificate of need process was applicable to a proposed Company hospital in Missouri. See "Business--Legal Proceedings." No assurance can be given that the requisite licenses and certifications will be granted by the applicable regulatory agencies for all, or even any, of the Company's future hospitals or those currently under development. Failure to obtain requisite licenses, certifications, permits, approvals or certificates of need for any hospital or the delay in issuance of any such licenses, certifications, permits, approvals or certificates of need could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business--Government Regulation."

     Collection and Reimbursement Risks. The Company assumes the financial risk related to collection of its accounts receivable, including the potential uncollectibility of accounts and delays and adjustments attendant to reimbursement by third party payors, such as government programs, private insurance plans and managed care plans. In addition, the nature of the services rendered by the Company can result in the incurrence of significant charges with respect to individual patients, which can be difficult to collect from patients and/or payors. Because the Company is in the early stages of developing its facilities, credit risk is concentrated in a small number of its patients and/or payors. Failure to adequately manage the collection risks and working capital demands could have a material adverse effect on the Company's business, financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Government Regulation."

     Payor Mix. For services provided to patients covered by Medicare, the Company receives reimbursement that is either limited by PPS, or, if the applicable Company hospital is exempt from PPS, is based upon the Company's reasonable costs. The Company has or anticipates entering into contracts with managed care organizations that provide for per diem, per discharge or other capitated forms of payment. Most of the Company's agreements with managed care organizations also provide for significant discounts from the Company's routine charges. The Company receives payment for other patients based upon fee for service arrangements or negotiated rates. The Company's success will be determined in part upon its ability to achieve the anticipated mix of payors and to enter into contractual arrangements with managed care organizations and other payors that will allow the Company to be paid in excess of the costs incurred in rendering services. Failure to achieve the anticipated payor mix could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business--Sources of Revenue."

     Reliance Upon Referral Sources. The Company's patient admissions are dependent upon establishing and maintaining relationships with unrelated third parties who refer patients to the Company. The Company believes that its ability to obtain referrals is based upon demonstrating high quality of care, convenience to referral sources and cost effective outcomes. The Company believes it will continue to receive a large number of referrals from its Host Hospitals. To the extent that a Host Hospital's census, reputation or general acceptance in the community declines, or to the extent the Company does not adequately manage its relationships with referral sources, there could be a material adverse effect on the Company's business, financial condition or results of operations. See "Business--Government Regulation--Regulation of Relationships Among Health Care Providers."

     Dependence on Host Hospitals. The Company relies upon its Host Hospitals to provide a variety of necessary services and amenities. Typically, each Intensiva facility will contract with a Host Hospital to provide diagnostic and other support, hotel and ancillary services such as laundry and linen, dietary and waste disposal, as well as for access to certain medical services, such as laboratory and radiology (MRI, CAT Scan, X-Ray). Should the Host Hospital fail to adequately provide these services, it is uncertain whether another cost effective source could be found or effectively utilized. Further, should the Host Hospital cease or significantly reduce operations, it is unlikely the Intensiva facility could continue operations at that location.


     Non-renewal or Termination of Leases. The Company's facilities have leases that have an initial term of five or more years. Intensiva has been operating for approximately one and one-half years. Accordingly, none of its leases have come up for renewal. It is unknown whether the Host Hospitals will renew such leases upon expiration of their initial terms, or what new payments or other lease terms the Host Hospital will negotiate upon renewal. In addition, a lease could be terminated because of a breach of the lease by either the Company or the Host Hospital. Recently the Company received notice of termination of a lease agreement which the Company had with a hospital in Corpus Christi, Texas. The Company has been informed that such hospital has executed a master lease for its principal facility where Intensiva's hospital was to be located. See "Business--Facilities." Failure to renew leases with adequate financial terms upon expiration or early termination of a lease could have a material adverse effect on the Company's business, financial condition or results of operation.


     Relocation of Oklahoma City Facility. The Company's facility in Oklahoma City, Oklahoma, is currently located in Southwest Medical Center. Subsequent to the opening of that facility, Southwest

Medical Center merged with Integris/Baptist Medical Center of Oklahoma ("Baptist"). At the request of the merged entity, the Company has entered into a lease to relocate its facility to Baptist. Relocation is expected to be completed before 1997. Such relocation could have a material adverse effect upon the operations of that facility due principally to potential disruption of operations associated with the move, which is contributing a substantial amount of the Company's net revenues. As of June 30, 1996, this was the only Company facility with a positive cash flow and producing operating income.

     Regulation of Relationships Among Health Care Providers. Federal and state laws regulate the relationships among providers of health care services, physicians and other clinicians. These laws include the fraud and abuse provisions of the Medicare and Medicaid statues, which prohibit the solicitation, payment, receipt or offering of any direct or indirect remuneration for the referral of Medicare or Medicaid patients or for recommendation, leasing, arranging, ordering or purchasing of Medicare or Medicaid covered services, as well as laws that impose significant penalties for false or improper restrictions on physician referrals for designated health services to entities with which they have financial relationships. While the Company believes it has complied with all applicable requirements in its leases with Host Hospitals and contracts and relationships with its medical staff, other entities and individuals, there can be no assurance that, if reviewed, the arrangements would be found to be in compliance. Violations of these laws may result in substantial civil or criminal penalties for individuals or entities, including large civil money penalties and exclusion from participation in Medicare and Medicaid programs. Such exclusion and penalties, if applied to the Company, could result in significant loss of reimbursement, and could have a materially adverse effect on the Company's business, financial condition or results of operations. See "Business--Government Regulation."

     Management Systems. The Company's success will depend in part on its ability to develop, implement, protect and maintain its management systems, particularly as they relate to the growth of the Company. There can be no assurance that the Company's management systems will be adequate to support the Company's anticipated growth or meet future patient care, reimbursement or outcome reporting requirements. In addition, some of the Company's management systems are licensed from third parties and there can be no assurance that such systems will be maintained and updated so as to meet the Company's ongoing requirements. There can be no assurance that the Company's systems do not infringe upon the proprietary rights of others. See "Business--Management Systems."

     Competition. The services provided by the Company are subject to substantial competition. Competition exists from several sources, including regional and local hospitals and other health care organizations providing competitive services. Certain of the Company's competitors are larger and better capitalized, have greater experience in providing acute long-term care hospital services and may have longer established relationships with the referral sources and payors for such services. While general acute care hospitals cannot currently qualify for cost-based reimbursement as long-term care hospitals on their existing campuses, in certain urban markets rapid consolidation of general acute care hospitals is occurring and hospital operators could apply for PPS exemption for long-term care hospitals that are not located on the same campus as their general acute care hospitals, and thereby compete with the Company on a similar basis. The regulations could also change to permit general acute care hospitals to operate exempt long-term care hospitals located on their campuses. As a result of this competition, the Company may not be able to maintain or increase its market share, achieve profitability or continue its operations. See "Business--Competition."

     Professional Liability and Uncertainty of Adequate Insurance. The Company's medical staffs provide care to critically ill and injured patients. A certain percentage of these patients are expected to deteriorate in condition, and some will die. The Company may be subject to professional liability claims and costs. In addition, the Company's leases with Host Hospitals generally require the Company to indemnify the Host Hospitals for losses resulting from the negligence of the Company, its employees and those affiliated with the Company. The Company maintains professional and general liability insurance. While the Company believes it has adequate professional and general liability coverage, there can be no assurance that the insurance maintained by the Company would be sufficient to fully cover the Company in the event of a claim. Furthermore, there can be no assurance that the Company will be able to obtain liability insurance in the future with adequate coverages or at acceptable costs. Any claim against the Company could have a material adverse effect on the Company's reputation, patient referrals, business, financial conditions or results of operations. "See Business--Insurance."

     Expansion; Capital Requirements. The Company's expansion plans depend in part on its ability to lease excess capacity from general acute care hospitals and to develop acute long-term care hospitals in such space. There can be no assurance that the Company will be able to successfully select new geographic markets and Host Hospitals or otherwise develop new hospital facilities. The Company's expansion strategy may also divert management's attention from the operation of the Company's existing hospitals. In addition, the Company's growth strategy requires substantial capital for the development of additional acute long-term care hospitals. Development of additional new acute long-term care hospitals requires capital for renovation, expansion and working capital. The Company believes that its existing cash resources, together with the net proceeds from the sale of shares of Common Stock offered by the Company hereby, will be sufficient to meet the Company's anticipated expansion and working capital needs through year end 1997. However, there can be no assurance that additional capital will not be needed. See "Use of Proceeds."

     Dependence on Key Personnel; Recruitment. The Company is highly dependent on the principal members of its management and development team, the loss of whose services might impede the achievement of the Company's business objectives. The loss of David W. Cross, President and Chief Executive Officer, John R. Lewis, Executive Vice President and Chief Operating Officer, or other key personnel, could have a material adverse effect on the Company. The Company has employment agreements with Messrs. Cross and Lewis and other key personnel. Among other things, these agreements prohibit such executive employees from competing with the Company under certain conditions for a specific period following termination, subject to certain exceptions. There can be no assurance that these non-competition agreements are enforceable under all circumstances. Currently the Company has key person life insurance in the amount of $1.0 million on the lives of each of Messrs. Cross and Lewis. In addition, as the Company grows, recruiting and retaining additional qualified personnel to supervise and manage the Company's development and operations will be important to the Company's success. Competition exists for qualified personnel, and there can be no assurance that the Company will be able to attract and retain skilled and experienced management, development and operations personnel on acceptable terms. See "Management."


     Control by Directors and Executive Officers. Upon completion of this Offering, the directors and executive officers of the Company, and their affiliates, as a group will beneficially own approximately 44% of the outstanding shares of Common Stock of the Company. As a result, these stockholders acting together would be able to exert considerable influence over the election of the Company's directors and the outcome of most corporate actions requiring stockholder approval, such as certain amendments to the Certificate of Incorporation. Additionally, such directors and executive officers will have significant influence over the policies and operations of the Company's management and the conduct of the Company's business. Such concentration of ownership may have the effect of delaying, deferring or preventing a change of control of the Company and consequently could affect the market price of the Common Stock. See "Management--Executive Officers and Directors" and "Principal Stockholders."



     Board of Directors and Management Control of Use of Proceeds. Of the Company's estimated $16.8 million in net proceeds from this Offering, the Company expects to use substantially all the proceeds for development of additional facilities through the end of fiscal 1997, and the balance for working capital and other general corporate purposes, including the possible acquisition of long-term care hospitals. Accordingly, management and the Board of Directors of the Company will have complete discretion as to the application of substantially all of the funds raised in this Offering. See "Use of Proceeds."


     Anti-Takeover Effect of Certain Charter, By-Law and Delaware Law Provisions; Possible Issuance of Preferred Stock. Certain provisions of the Company's Certificate of Incorporation, Amended and Restated By-laws ("By-laws"), and Delaware law could, together or separately, discourage potential acquisition proposals, delay or prevent a change in control of the Company and limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. These provisions, among other things, provide for advance notice provisions and other limitations on the right to call a special meeting of stockholders, to nominate directors and to submit proposals to be considered at stockholders' meetings. The Certificate of Incorporation provides for a staggered Board of Directors, with one-third of the board members being elected each year to a three-year term. Directors may be removed only for "cause," as defined in the Certificate of Incorporation. The Company is also subject to
Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder. In addition, the Company's Certificate of Incorporation authorizes the Board of Directors to issue preferred stock with no par value ("Undesignated Preferred Stock") without stockholder approval and upon such terms as the Board of Directors may determine. While no shares of Undesignated Preferred Stock will be outstanding upon the consummation of this Offering, and the Company has no present plans to issue any shares of Undesignated Preferred Stock, the rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of any holders of Undesignated Preferred Stock that may be issued in the future. See "Description of Capital Stock."

     No Prior Public Market; Possible Volatility of Stock Price. Prior to this Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained after this Offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price of the Common Stock has been determined through negotiations between the Company and the Representatives of the Underwriters. Factors such as market acceptance of the Company's services, development of additional hospitals, physician referrals, regulatory reform as well as other government regulations, investor perception of the Company, fluctuations in the Company's operating results and general market conditions in the industry may cause the market price of the Common Stock to fluctuate significantly. In addition, the stock market in general has recently experienced extreme price and volume volatility. These broad market fluctuations may have a material adverse effect on the market price of the Common Stock. See "Underwriting."


     Shares Eligible for Future Sale; Registration Rights. Sales of a substantial number of shares of Common Stock in the public market following this Offering could have a material adverse effect on the market price of the Common Stock and the Company's ability to raise capital in the capital markets at a time and on terms favorable to the Company. The Company, its executive officers and directors and certain other of its stockholders who, in the aggregate, currently hold 6,703,780 shares of Common Stock, have agreed pursuant to lock-up agreements that they will not, without the prior written consent of Hambrecht & Quist LLC, sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock beneficially owned by them for a period of 180 days from the date of this Prospectus (the "Effective Date"). Upon the expiration of these lock-up agreements, certain of these shares will become eligible for sale in the public market, and other shares will become eligible for sale in the public market from time to time after the date of this Prospectus, subject to the exemptive provisions of the Securities Act of 1933, as amended (the "Securities Act"), and Rule 144 promulgated thereunder.


     The holders of approximately 7,050,000 shares of Common Stock, including shares issuable upon the exercise of outstanding warrants and issuable upon conversion of the Convertible Preferred Stock, are entitled to certain registration rights with respect to such shares. If such holders, by exercising their registration rights, cause a large number of shares to be sold in the public market pursuant to such a registration, such sales could have a material adverse effect on the market price for the Common Stock. See "Shares Eligible for Future Sale" and "Description of Capital Stock."

     Dilution. The existing stockholders of the Company acquired their shares of Common Stock at an average cost substantially below the initial public offering price set forth on the cover page of this Prospectus. Accordingly, investors in this Offering will experience immediate and substantial dilution. See "Dilution."

                                  THE COMPANY

     The Company was incorporated as a Delaware corporation in July 1994. The original name of the Company was Transitional Care of America, Inc. Its principal executive offices are located at 7733 Forsyth Blvd., 11th Floor, St. Louis, Missouri 63105, and its telephone number is (314) 725-0112.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the shares of Common Stock offered hereby are estimated to be approximately $16.8 million ($19.5 million if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $7.50 per share and after deduction of estimated underwriting discounts and commissions and offering expenses payable by the Company. The principal reasons for this Offering are to increase the Company's equity capital and to create a public market for the Company's Common Stock, which will help facilitate future access to capital, enhance the ability to pursue acquisitions and provide a means for attracting and retaining key employees. The Company expects to use substantially all the proceeds for development and operation of additional facilities, and the balance for working capital and other general corporate purposes, including the possible acquisition of other facilities through 1997. Although the Company has had preliminary discussions from time to time regarding possible acquisition opportunities, the Company has no agreements, understandings or commitments with respect to any such opportunity nor has the Company allocated any portion of the net proceeds hereunder for any specific acquisition. There can be no assurance that any future acquisition will be consummated. Pending application of the net proceeds as described above, the Company intends to invest the net proceeds of the Offering in interest-bearing securities of investment grade.



                                DIVIDEND POLICY


     The Company has never declared or paid dividends on its Common Stock and does not anticipate declaring or paying any dividends in the foreseeable future. The Company currently intends to retain all of its earnings, if any, for use in the operation and expansion of its business. The payment of future dividends, if any, will be at the discretion of the Company's Board of Directors and will be dependent upon the Company's future earnings, financial condition, capital requirements and other relevant factors.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of June 30, 1996 (i) on an actual basis, (ii) on a pro forma basis, assuming the Convertible Preferred Stock was converted to Common Stock, and (iii) as adjusted to reflect the sale of Common Stock offered hereby at an assumed initial public offering price of $7.50 per share, and application of the estimated net proceeds therefrom as described under "Use of Proceeds." This table should be read in conjunction with the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing elsewhere in this Prospectus.



                                                                            JUNE 30, 1996
                                                                 -----------------------------------
                                                                                          PRO FORMA
                                                                 ACTUAL     PRO FORMA    AS ADJUSTED
                                                                 -------    ---------    -----------
                                                                       (DOLLARS IN THOUSANDS)
Long-term obligations.........................................   $   710     $   710       $   710
                                                                 --------   --------      --------
Stockholders' equity:
  Undesignated Preferred stock, 30,000,000 shares authorized,
     no shares issued.........................................        --          --            --
  Series A Convertible Preferred Stock, 3,465,000 shares
     issued and outstanding--actual; no shares issued--pro
     forma and pro forma as adjusted..........................         3          --            --
  Series B Convertible Preferred Stock, 2,232,967 shares
     issued and outstanding--actual; no shares issued--pro
     forma and pro forma as adjusted..........................         2          --            --
  Common Stock, 1,332,100 shares issued and
     outstanding--actual; 7,030,067 shares issued--pro forma
     and 9,530,067 shares issued--pro forma as adjusted(1)....         1           7            10
  Additional paid-in capital..................................    14,847      14,846        31,681
  Accumulated deficit.........................................    (4,813)     (4,813)       (4,813)
                                                                 --------   --------      --------
     Total stockholders' equity...............................    10,040      10,040        26,878
                                                                 --------   --------      --------
          Total capitalization................................   $10,750     $10,750       $27,588
                                                                 ========   ========      ========


------------------------------
(1) Includes 5,697,967 shares of Common Stock issuable upon conversion of the Convertible Preferred Stock immediately prior to consummation of the sale of shares of Common Stock hereunder. Outstanding shares exclude 15,950 shares issuable upon exercise of warrants at a weighted average exercise price of $3.76 and 575,850 shares issuable upon exercise of options at a weighted average exercise price of $0.74, in each case outstanding as of August 31, 1996.

                                    DILUTION


     The net tangible book value of the Company at June 30, 1996, was approximately $9.8 million, or $1.39 per share of Common Stock assuming the conversion of the 5,697,967 shares of Convertible Preferred Stock into Common Stock upon the completion of this Offering. "Net tangible book value" represents the amount of total tangible assets less total liabilities. Net tangible book value per share is determined by dividing the number of outstanding shares of Common Stock into the net tangible book value of the Company. After giving effect to the sale of 2,500,000 shares offered by the Company hereby and the receipt and application of net proceeds therefrom the pro forma net tangible book value of the Company at June 30, 1996, would have been approximately $26.6 million, or $2.79 per share. This represents an immediate increase in pro forma net tangible book value of $1.40 per share to existing shareholders and an immediate dilution of $4.71 per share to new investors. The following table illustrates the per share dilution:



    Assumed initial public offering price per share......................            $ 7.50
      Pro forma net tangible book value per share at June 30, 1996.......   $1.39
      Increase per share attributable to new investors...................    1.40
                                                                            -----
    Pro forma net tangible book value per share after the Offering.......              2.79
                                                                                      -----
    Dilution per share to new investors..................................            $ 4.71
                                                                                      =====



     The following table sets forth on a pro forma basis, as of June 30, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price paid per share by (i) the existing stockholders of the Company (assuming conversion of the Convertible Preferred Stock), and (ii) the purchasers of 2,500,000 shares sold by the Company in this Offering (at an assumed public offering price of $7.50 per share):



                                             SHARES                      TOTAL
                                            PURCHASED                CONSIDERATION           AVERAGE
                                      ---------------------     -----------------------     PRICE PER
                                       NUMBER       PERCENT       AMOUNT        PERCENT       SHARE
                                      ---------     -------     -----------     -------     ---------
    Existing stockholders(1).......   7,030,067       73.8%     $14,853,103       44.2%      $  2.11
    New stockholders...............   2,500,000       26.2       18,750,000       55.8          7.50
                                      ---------      -----      -----------      -----
      Total........................   9,530,067      100.0%     $33,603,103      100.0%
                                      =========      =====      ===========      =====


     The foregoing tables do not take into account the exercise of the Underwriters' over-allotment option or the exercise of outstanding stock options or warrants. There were 575,850 shares of Common Stock issuable upon exercise of options outstanding at a weighted average exercise price of $0.74 per share, 15,950 shares of Common Stock issuable upon exercise of warrants at a weighted average exercise price of $3.76 per share, and 209,550 additional shares of Common stock reserved for issuance upon exercise of options that may be granted in the future under the Company's Stock Option Plan, in each case as of August 31, 1996. To the extent that these options or warrants are exercised, there will be further dilution to new investors. See "Management--Executive Compensation," "Description of Capital Stock--Stock Option Plan," "Shares Eligible for Future Sale" and Note 1 of Notes to Consolidated Financial Statements.
---------------


(1) Does not include up to 250,000 shares of Common Stock which may be purchased in this Offering by affiliates of existing stockholders of the Company.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data set forth below for the period from July 18, 1994 (inception) through December 31, 1994, and the year ended December 31, 1995, have been derived from the consolidated financial statements of the Company included elsewhere in this Prospectus which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. Data at June 30, 1996, and for the six month periods ended June 30, 1995, and 1996, is unaudited. Results for the six months ended June 30, 1996, are not necessarily indicative of the results to be expected for the full fiscal year. The selected consolidated financial data set forth below should be read in conjunction with the consolidated financial statements of the Company and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                                              SIX MONTHS
                                                       PERIOD FROM                              ENDED
                                                      JULY 18, 1994       YEAR                 JUNE 30,
                                                         THROUGH          ENDED       --------------------------
                                                      DEC. 31, 1994   DEC. 31, 1995      1995           1996
                                                      -------------   -------------   -----------    -----------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AND SELECTED STATISTICAL
                                                                                DATA)
STATEMENT OF OPERATIONS DATA:
  Net revenues......................................    $      --      $     1,488    $       165    $     6,076
  Expenses:
    Operating expenses..............................           --            2,521            714          6,305
    General and administrative......................          214            1,884            736          1,324
    Provision for doubtful accounts.................           --              139             30            150
    Depreciation and amortization...................           --               29             14            249
                                                            -----          -------        -------        -------
         Total expenses.............................          214            4,573          1,494          8,028
  Operating income (loss)...........................         (214)          (3,085)        (1,329)        (1,952)
  Interest (expense) income, net....................           (1)             238            128            202
                                                            -----          -------        -------        -------
  Net income (loss).................................    $    (215)         $(2,847)   $    (1,201)       $(1,750)
  Pro forma:(1)
    Net income (loss) per share.....................                   $     (0.39)                  $     (0.24)
    Weighted average shares outstanding.............                         7,268                         7,268
SELECTED STATISTICAL DATA:
  Long-term exempt hospitals:
    Open at end of period...........................           --                1             --              1
    Average daily census(2).........................           --                6             --             17
    Medicare revenue(3).............................           --             44.4%            --           45.5%
  All other facilities:
    Open at end of period...........................           --                1              1              5
    Average daily census(2).........................           --                1              4             18
    Medicare revenue(3).............................           --            100.0%          92.3%          90.9%


                                                               DECEMBER 31,             JUNE 30, 1996
                                                            ------------------     ------------------------
                                                             1994       1995       ACTUAL      PRO FORMA(4)
                                                            ------     -------     -------     ------------
BALANCE SHEET DATA:
  Cash and cash equivalents................................ $  190     $11,261     $ 5,217       $ 22,055
  Working capital..........................................  4,173      11,207       8,564         25,402
  Total assets.............................................  4,560      13,698      13,431         30,269
  Long-term obligations....................................     --         291         710            710
  Stockholders' equity.....................................  4,238      11,790      10,040         26,878


------------------------------
(1) See Note 1 of Notes to Consolidated Financial Statements for information concerning the calculation of net loss per share, weighted average shares outstanding and pro forma balance sheet information.
(2) Average daily census for applicable facilities. Computed by dividing total patient days by the number of days in the applicable period that each facility was open.
(3) As a percentage of net revenues. Excludes net revenues from managed care organizations including Medicare managed care, traditional indemnity insurers, third-party administrators and other non-governmental payors.

(4) Adjusted to give effect to the sale of Common Stock offered hereby at an assumed initial public offering price of $7.50, and application of the net proceeds therefrom and conversion of the Convertible Preferred Stock into Common Stock. See "Use of Proceeds" and "Capitalization."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Intensiva provides highly specialized, acute long-term care for critically ill or injured patients who require intensive medical monitoring and treatment, and who often have multiple medical conditions and are medically unstable. The Company provides high quality, cost effective, specialized care for its patients, who typically require an average length of stay of greater than 25 days in an intensive inpatient setting. Intensiva's medical staffs provide specialized medical services, as well as nursing and respiratory care, and the Company is developing disease-specific pathways to treat pulmonary, cancer, renal and cardiac conditions, among others. The Company's clinical programs utilize specialized staff, equipment and protocols for the treatment of its patients.

     Intensiva leases underutilized space from Host Hospitals in underserved secondary markets, creating a separate "hospital within a hospital." By leasing space from the Host Hospital, Intensiva is able to minimize capital and overhead costs including owning and operating the physical plant and expensive medical and diagnostic equipment. The Company is able to purchase certain services from its Host Hospitals, such as laboratory and radiology (MRI, CAT Scan, X-Ray), as well as hotel services such as laundry, housekeeping, dietary and property management. The Company's business model provides for each of its specialized hospitals to become certified by Medicare as a "long-term care hospital" and exempt from PPS after approximately seven months of operations, and receive cost-based reimbursement, which the Company believes is more appropriate given the medical condition of its patients. In addition, the Company's business model seeks to maintain the anticipated payor mix which includes both non-governmental and governmental payors. The Company is reimbursed by non-governmental payors on per diem, per discharge or other capitated forms of payment and upon fee for service arrangements or negotiated charges.

     Operations begin approximately four months after an agreement is executed with a Host Hospital. During the qualification period, the Company spends approximately one million dollars on renovation costs, equipment purchases, pre-opening costs and working capital before the facility becomes eligible for certification as a long-term care hospital. Patient volumes are lower during the non-exempt phase while physicians, case managers and payors are educated as to the benefits of the Company's clinical services.

     During 1995, the Company's first certified long-term care hospital generated net revenues of $690,000 and had an operating loss of $13,000 in its first two months of PPS-exempt operations. In contrast, the Company generated net revenues of $800,000 and operating losses (exclusive of general and administrative expenses) of $1.2 million from all other facilities during fiscal 1995.

     During the first six months of 1996, the Company's first certified long-term care hospital generated revenue of $3.3 million and an operating margin of $800,000, or 24%. In contrast, all other clinical operations generated net revenues of $2.8 million and had operating losses (exclusive of general and administrative expenses) of $1.4 million during the same period. The Company anticipates that it will continue to realize operating losses for at least the first seven months of operations at each location.


     The Company currently operates seven facilities in four states. In addition, the Company has three other facilities under development, all of which the Company anticipates will begin operations in 1996. The Company has also entered into a letter of intent to open an additional clinical program. The Company has generated historical operating losses as a result of its rapid growth and anticipates that it will continue to incur such losses through at least the second quarter of 1997.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated, the percentages of net revenues represented by certain items reflected in the Company's statements of operations:

                                                                              SIX MONTHS ENDED
                                                               YEAR ENDED         JUNE 30,
                                                              DECEMBER 31,   -------------------
                                                                  1995        1995        1996
                                                              ------------   ------      -------
    Net revenues............................................      100.0%      100.0%     100.0 %
    Expenses:
      Operating expenses....................................      169.4       432.7      103.8
      General and administrative expenses...................      126.6       446.1       21.8
      Provision for doubtful accounts.......................        9.4        18.2        2.4
      Depreciation and amortization.........................        1.9         8.5        4.1
                                                              ---------      ------      -----
         Total expenses.....................................      307.3       905.5      132.1
                                                              ---------      ------      -----
    Operating loss..........................................     (207.3)     (805.5)     (32.1)
    Interest income, net....................................       16.0        77.6        3.3
                                                              ---------      ------      -----
    Net loss................................................     (191.3)%    (727.9)%    (28.8)%
                                                              ---------      ------      -----
                                                              ---------      ------      -----

     As indicated in the above table, operating expenses, corporate general and administrative expenses, the provision for doubtful accounts and depreciation and amortization as a percentage of operating revenues have declined over time as the Company has developed additional facilities and increased net revenues.

SOURCES OF REVENUES


     The Company receives payment for health care services primarily from non-governmental payors such as managed care organizations (e.g., preferred provider and health maintenance organizations) and other commercial health insurance carriers (e.g., traditional indemnity insurance plans), and the federal government and state governments under the Medicare, Medicaid and other governmental programs. Consistent with initiatives to control health care costs, the Company generally negotiates payments with non-governmental payors based upon the type and extent of services to be provided to individual patients. As of August 31, 1996, the Company had approximately ten managed care contracts to provide services to participating members. These managed care agreements consist primarily of negotiated discounts from established charges, although a small percentage of patients are treated under per diem contracts. The following table sets forth the approximate percentages of the Company's net patient service revenues derived from the specified payor sources indicated:


                                                                                        SIX MONTHS
                                                                         YEAR ENDED       ENDED
                                                                        DECEMBER 31,     JUNE 30,
                                                                            1995           1996
                                                                        ------------    ----------
    Medicare.........................................................        44.4%          65.4%
    Medicaid.........................................................         2.3            1.7
    Indemnity and other insurance providers..........................        42.1           22.3
    HMO..............................................................         2.5            1.5
    PPO..............................................................         2.7            4.6
    Other negotiated arrangements....................................         6.0            4.5
                                                                           ------       ----------
                                                                            100.0%         100.0%
                                                                        ==========      ========

     The increase in Medicare net revenues as a percentage of total net revenues is primarily attributable to the addition of new facilities in the early stages of operation. The Company historically experienced a trend toward higher percentages of Medicare patients in the early months of operation.

The decrease in fee for service net revenues as a percentage of total net revenues corresponds to the net increase in Medicare revenues as noted above.

SIX MONTHS ENDED JUNE 30, 1996 AND 1995

     Net Revenues. Net revenues for the six months ended June 30, 1996 were $6.1 million compared to $200,000 for the comparable period in 1995. Approximately $2.8 million of this revenue growth is attributed to new facilities, and the remaining $3.3 million was generated by the Company's Oklahoma City, Oklahoma, facility. The Company opened its first location in Oklahoma, City, Oklahoma, in March 1995 and had six operational sites at June 30, 1996. Prior to March 1995, the Company was a development stage company.

     Operating Expenses. Operating expenses for the six months ended June 30, 1996 increased $5.6 million from the comparable period in 1995. Approximately $3.2 million of this increase is attributable to new facilities, while the remaining $2.4 million was generated by the Company's Oklahoma City, Oklahoma, facility. As a percentage of net revenues, operating expenses decreased from 433% to 104%. The Company expects this percentage to continue to decline as its facilities mature.

     General and Administrative. General and administrative expenses for the six months ended June 30, 1996 increased $600,000, or 80%, to $1.3 million for the comparable period in 1995. The increase in expenses was partially attributable to salaries, related payroll taxes and employee benefits relating to additional personnel retained to support the Company's growth strategy. As a percentage of net revenues, general and administrative expenses decreased from 446% to 22%. The Company expects that its general and administrative expenses will continue to decrease as a percentage of net revenues as the Company grows and achieves certain economies of scale.

     Depreciation and Amortization. Depreciation and amortization for the six months ended June 30, 1996 increased $235,000 to $250,000 from the comparable period in 1995. The increase relates to the acquisition of additional property and equipment and the amortization of a computer software license, and organizational and pre-opening costs associated with the six open hospitals at June 30, 1996. Property and equipment increased from $300,000 at June 30, 1995 to $2.0 million at June 30, 1996. A computer software license was obtained in December 1995 for $500,000 and is being amortized over the three-year estimated useful life of the license. Organizational and preopening costs increased from $5,328 at June 30, 1995 to $200,000 at June 30, 1996.

     Income Taxes. The Company has paid minimal income taxes to date and has approximately $2.5 million of net operating loss carryforwards for income tax purposes, which, subject to limitations on use, if unused, will begin to expire in the year 2009.

YEAR ENDED DECEMBER 31, 1995 AND PERIOD (SINCE INCEPTION--JULY 18, 1994) ENDED DECEMBER 31, 1994

     The Company began providing patient services in late March 1995. Prior to that time, the Company was a development stage company. Activities in 1994 consisted primarily of raising capital, organizing administrative functions and initial development activities. The Company's focus during 1995 was directed toward market selection and the opening and operation of its first facility. In addition, considerable effort was concentrated on preparations for opening its Hammond, Indiana (December 1995) and Beech Grove, Indiana (January 1996) facilities.

SELECTED QUARTERLY FINANCIAL RESULTS

     The Company's quarterly financial position and results of operations have fluctuated due to its emerging from the development stage status in March 1995, obtaining PPS-exempt status for its first facility in November 1995, and the opening of additional facilities in December 1995, January 1996, February 1996, April 1996 and June 1996. The following table presents unaudited quarterly operating results for each of the six quarters in the period from January 1, 1995 through June 30, 1996. The Company believes that all necessary adjustments have been included in the amounts stated below to present fairly the following selected quarterly information when read in conjunction with the financial statements included elsewhere in this Prospectus. The information includes all normal recurring adjustments the Company considers necessary for a fair presentation thereof, in accordance with generally accepted accounting principles.

                                                                   THREE MONTHS ENDED
                                         -----------------------------------------------------------------------
                                         MARCH 31,    JUNE 30,    SEPT. 30,    DEC. 31,    MARCH 31,    JUNE 30,
    STATEMENT OF OPERATIONS DATA:          1995         1995        1995         1995        1996         1996
                                         ---------    --------    ---------    --------    ---------    --------
                                                                 (DOLLARS IN THOUSANDS)
  Net revenues........................     $  --       $  165      $   459      $  864      $ 2,509     $  3,567
  Operating loss......................      (572)        (756)        (838)       (919)        (834)      (1,118)
  Net loss............................      (504)        (696)        (772)       (875)        (729)      (1,021)

     The Company anticipates relocating its Oklahoma City, Oklahoma operations to a new location during the fourth quarter of 1996. The new Host Hospital is a member of the same health care system as the Company's current Host Hospital. This relocation could have a material adverse effect on the 1996 fourth quarter results of operations, due principally to potential disruption of operations associated with this move.

LIQUIDITY AND CAPITAL RESOURCES

     Through June 1996, the Company has financed its operations primarily through proceeds from the sale of the Company's equity securities. Cash flows from operations have not been sufficient to support ongoing operations primarily due to losses incurred during the qualification period and the continuing development of new facilities in accordance with the Company's growth strategy.

     Cash flows used in investing activities have consisted primarily of capital renovations, equipment purchases, a software license acquisition, and organizational and preopening costs incurred prior to providing patient services at each new facility. In addition to the sale of the Company's equity securities, financing activities have included borrowings under capital leases and a sale-leaseback agreement.

     The Company made capital expenditures of approximately $600,000 and $1.4 million during the year ended December 31, 1995 and the six months ended June 30, 1996, respectively. Additional equipment was acquired through capital leases, amounting to approximately $600,000 for both the year ended December 31, 1995 and the six months ended June 30, 1996.

     During March 1996, the Company entered into a sale-leaseback agreement with a third party to take advantage of favorable borrowing rates and maintain liquidity. This party received warrants for the Company's equity securities as a part of this transaction. The net book value of assets sold and subsequently leased under this agreement totaled $342,244. Net proceeds were $337,792, resulting in a net loss of $4,452. As part of this agreement, the Company has an available line of credit to finance additional capital expenditures (up to $1.0 million in the aggregate).

     Accounts receivable balances have increased $3.8 million since December 31, 1995. Most of the increase is a result of additional new facilities and their corresponding increase in accounts receivable.

     At December 31, 1995, the Company's working capital was $11.2 million, compared to $4.2 million at December 31, 1994, representing an increase of $7.0 million. This increase was primarily attributable to the issuance of 200,000 additional shares of Series A Convertible Preferred Stock and 405,994 shares of Series B Convertible Preferred Stock totaling $2.0 million and $8.4 million, respectively. Working capital at June 30, 1996 was $8.6 million, representing a decrease of $2.6 million from December 31, 1995 which was primarily attributable to the financing of current operations. The Company expects to invest approximately $1.0 million per facility to fund capital renovations for preopening costs and working capital requirements before a facility achieves profitability.

     The Company leases space from Host Hospitals under operating lease agreements having initial terms of five or more years. The Company leases corporate office space under a noncancellable operating lease which expires in the year 2000. Minimum annual lease payments on noncancellable operating leases with maturities in excess of one year are as follows: $1.8 million in 1996, $3.1 million in 1997, $3.2 million in 1998, $3.2 million in 1999, $3.3 million in 2000 and $2.3 million each year thereafter.

     The Company estimates that the net proceeds from the Offering, together with existing or planned financing commitments, will be sufficient to fund its continued development and meet anticipated cash needs of the Company through at least 1997. However, there can be no assurance that the Company will not be required to seek additional capital.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In March 1995, the Financial Accounting Standards Board (FASB) issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted Statement 121 in the first quarter of 1996 and the effect was not material to the Company's operations or financial position taken as a whole. Under Statement 121, property and equipment of the Company are reviewed for impairment whenever events or circumstances indicate that the asset's undiscounted expected cash flows are not sufficient to recover its carrying amount. The Company measures an impairment loss by comparing the fair value of the asset to its carrying amount. Fair value of an asset is calculated as the present value of expected future cash flows.

     In October 1995, the FASB issued Statement No. 123, Accounting for Stock-Based Compensation, which provides an alternative to Accounting Principles Board Opinion No. 25. Accounting for Stock Issued to Employees, in accounting for stock-based compensation issued to employees. Statement No. 123 allows for a fair value-based method of accounting for employee stock options and similar equity instruments. However, for companies that continue to account for stock-based compensation arrangements under Opinion No. 25, Statement No. 123 requires disclosure of the pro forma effect on net income and earnings per share of its fair value-based accounting for those arrangements. The Company adopted Statement No. 123 in the first quarter of 1996 and has elected to continue to account for stock-based compensation arrangements under APB Opinion No. 25.

IMPACT OF INFLATION

     To date, inflation has not had a significant impact on the business, financial condition or results of operations of the Company. Inflation could, however, affect the Company's future net revenues and results of operation. As a result, the Company may not be able to increase revenues to account fully for increased operating expenses. In structuring its charges, the Company attempts to anticipate inflation levels, but there can be no assurance that the Company will be able to anticipate fully or otherwise respond to any future inflationary pressures.

                                    BUSINESS

OVERVIEW

     Intensiva HealthCare Corporation ("Intensiva" or the "Company") provides highly specialized, acute long-term care for critically ill or injured patients who require intensive medical monitoring and treatment, and who often have multiple medical conditions and are medically unstable. The Company provides high quality, cost effective, specialized care for its patients, who typically require an average length of stay of greater than 25 days in an intensive inpatient setting. Intensiva's medical staffs provide specialized medical services, as well as nursing and respiratory care, and the Company is developing disease-specific pathways to treat patients with pulmonary, cancer, renal and cardiac conditions, among others. The Company's clinical programs utilize specialized staff, equipment and protocols for the treatment of its patients.

     Intensiva leases underutilized space from general acute care hospitals ("Host Hospitals") in underserved secondary markets, creating a separate "hospital within a hospital." By leasing space from the Host Hospital, Intensiva is able to minimize capital and overhead costs, including owning and operating the physical plant and expensive medical and diagnostic equipment. The Company is able to purchase certain services from its Host Hospitals, such as laboratory and radiology (MRI, CAT Scan, X-Ray), as well as hotel services such as laundry, housekeeping, dietary and property management. The Company's business model provides for each of its specialized hospitals to become certified by Medicare as a "long-term care hospital" and exempt from Medicare's Prospective Payment System ("PPS") after a minimum of six months of operations, and receive cost-based reimbursement, which the Company believes is more appropriate given the medical condition of its patients.


     Intensiva believes that it offers medical and financial advantages to patients, physicians, payors and Host Hospitals. For the patient, advantages include immediate access to the services provided by the general acute care hospital, the convenience of not being transferred to a different location for extended specialized acute care services, increased physician continuity and lower cost. For the treating physician, the Company's facilities offer a specialized and dedicated treatment environment that is convenient, efficient and cost effective. For the payor, the primary benefits are reduced cost and higher quality of care. The Company's programs allow Host Hospitals to generate revenues from underutilized space. In addition, the Host Hospital can offer a continuum of services including the specialized extended stay clinical programs provided by the Company. As of October 1, 1996, the Company operated seven clinical programs in four states (254 beds), had an additional three programs under development in three states (98 beds) and had entered into a letter of intent to open an additional clinical program (30 beds).


INDUSTRY BACKGROUND

     The health care system in the United States continues to undergo significant change. As the elderly population grows more rapidly than the overall population and as advances in medicine and technology continue to increase life expectancies, national health care costs are expected to outstrip the availability of resources from government sponsored health care programs. Accordingly, health care reform proposals have increased their focus on cost containment. Payors, led by managed care networks, are demanding higher quality patient care at lower cost tied to predictable outcomes. These demographic changes, technological advances and cost containment pressures are changing medical practice patterns, resulting in an increasing proportion of complex medical care being delivered outside of the general acute care hospital, in more cost effective settings. As a result, the patient population has become increasingly segmented.

     Extended stay critically ill or injured patients are difficult and expensive to treat and, as a result, are in danger of becoming disenfranchised by the current health care system. These patients generally require an interdisciplinary team of specialists due to their multiple system deficits and the critical nature of their illnesses or injuries. Traditional acute care hospitals serve a general population which consists primarily of short-stay patients. These hospitals are not well positioned to provide the most cost effective services to critically ill and injured extended stay patients because of their focus and lack of critical mass with respect to these patients. Traditional hospitals have an incentive to discharge these patients to other specialty care providers as soon as practicable. In addition, payors are seeking specialized clinical services that provide high quality, predictable outcomes at reduced cost for this disenfranchised, expensive patient population. The Company estimates that the cost of treatment for this discrete patient population exceeds $2 billion annually.

     The following table highlights the Company's view of various patient populations and outlines the medical and economic characteristics which distinguish how and where their treatment is provided:

                             [PATIENT PROFILE CHART]

                                                                        PATIENT PROFILES

CLINICAL                                  MEDICALLY UNSTABLE            CRITICALLY ILL OR INJURED,     MEDICALLY STABLE,
REQUIREMENTS                              WITH UNDETERMINED             UNSTABLE WITH MULTIPLE         REQUIRING MEDICAL
                                          DIAGNOSTIC/INVASIVE           MEDICAL CONDITIONS             MAINTENANCE, AND
                                          INTERVENTIONS                                                REHABILITATION
DIAGNOSTIC STUDIES                        Frequent/Expensive           ROUTINE/LESS EXPENSIVE          Infrequent/Inexpensive
IMAGING STUDIES                           Frequent/Expensive           INFREQUENT/LESS EXPENSIVE       Seldom/Inexpensive
SURGICAL INTERVENTIONS                    Yes                          MINOR PROCEDURES                None
SPECIALIZED MONITORING                    Yes                          YES                             No
PHYSICIAN VISITS                          Daily                        DAILY                           1-2 Times Per Week
NURSING HOURS PER PATIENT DAY             Intensive Care 12+           8-10                            3-5
                                          General Care 5-6
TREATMENT METHODOLOGY                     Individual Patient           PROGRAMMATIC CARE FOR           Programmatic Care for
                                          Protocols                    MEDICALLY UNSTABLE              Medically stable
                                                                       PATIENTS                        Patients
AVERAGE LENGTH OF STAY                    4-6 Days                     30-60 DAYS                      15-20 Days
COST EFFECTIVE SETTING                    General Acute Care           ACUTE LONG-TERM HOSPITAL        Subacute/Skilled
                                          Hospital                                                     Nursing Facilities
MEDICARE REIMBURSEMENT                    PPS/DRG                      COST BASED; PPS/DRG EXEMPT      Primarily Cost Based


STRATEGY

     The Company's objective is to be a leading provider of high quality, clinically appropriate, cost effective care for critically ill and injured patients requiring extended lengths of stay. To achieve this goal, the Company intends to:

     PENETRATE UNDERSERVED SECONDARY MARKETS. The Company believes it has one of the most experienced and proven development teams for building a network of new clinical programs. This team utilizes specific criteria for selecting and entering new markets, including regulatory and reimbursement environments, population demographics and trends and extent of competition. The Company seeks to enter secondary markets, defined as service area populations of one million or less, which are either void of or underserved by services similar to the Company's. The average service area population for Intensiva hospitals is approximately 600,000. The Company believes secondary markets will not support large, freestanding, competitive hospitals, but will support Intensiva's business and financial model. As a result, the Company's entry into these markets responds to existing unmet market needs which can reduce the market attractiveness to any future competitors.

     MAINTAIN AND DEVELOP KEY REFERRAL SOURCES. The Company maintains and develops relationships with key referral sources including general acute care hospitals, managed care companies and insurance companies. Intensiva educates physicians general acute care hospitals, payors and case managers on the benefits of the Company's specialized clinical services. The Company believes that creating an interactive, responsive relationship with referral sources will be crucial in maintaining long-term relationships and growing its business.

     EXPLORE DEVELOPMENT OF MANAGEMENT SERVICES ORGANIZATIONS. The Company is considering the possibility of selectively developing management services organizations ("MSOs") to help manage relationships with key physicians, to facilitate the further development of its clinical protocols and pathways and to be better positioned to negotiate attractive managed care contracts.

     MAINTAIN A HIGHLY FOCUSED PATIENT ADMISSION PROCESS. The Company strives to maintain a patient focus through a disciplined admission process, enabling it to utilize specialized medical personnel, equipment and interdisciplinary treatment strategies yielding high-quality clinically appropriate patient care. This disciplined admission process should enable the Company to admit patients most likely to benefit from its clinical services.

     EXPAND CLINICAL PROTOCOLS. The Company is developing standardized clinical pathways to address the medical requirements of critically ill or injured patients with similar diagnoses. The Company believes the use of well defined clinical protocols will increase consistency of care, measurability of outcomes, cost efficiency and will ultimately improve outcomes and quality of care. The Company is expanding its clinical protocols and developing clinical pathways to address the unique and specific needs of patients with pulmonary, cancer, renal and cardiac conditions, among others.

     LEVERAGE EXISTING INFRASTRUCTURE. The Company continues to centralize business office and accounting operations to improve overall efficiency. The Company is also negotiating system-wide vendor agreements to decrease per-site costs of supplies, and plans to decrease per-site labor costs by refining its care delivery models.

PATIENTS SERVED

     The Company provides acute care services for critically ill or injured patients suffering from multiple medical conditions and requiring an extended length of stay of typically 30 to 60 days. Extended hospital stays are medically necessary due to a combination of conditions, including:

    - Respiratory conditions resulting from chronic obstructive pulmonary disease and cancer. Many of the Company's patients require a tracheostomy or ventilator care and/or weaning.

    - Cancer conditions, including the management of patients undergoing radiation therapy or chemotherapy. Many patients also require specialized pain management.

    - Cardiac conditions, including complicated myocardial infarction with or without congestive heart failure, cardiac dysrhythmias requiring intravenous drug therapy, post operative coronary bypass and aortic aneurysm surgery.

    - Renal conditions, ranging from acute kidney and urinary tract infections to acute and/or chronic renal failure. These include management of renal transplant patients.

    - Neurological conditions, including cerebral vascular accidents, craniotomies and other post-surgical conditions, brain and spinal cord injuries and Guillain Barre and other degenerative syndromes.

Many of the Company's patients suffer from combinations of these conditions and often require long-term intravenous antibiotic therapy, clinical nutrition, pain control and wound management. In addition, the Company's patients are often dependent on sophisticated technology for continued life support.

CLINICAL PATHWAYS

     The Company delivers high quality patient care by following an interdisciplinary care management model. The delivery model aligns quality, costs and measurable outcomes with patient needs. Once a referral is made, the relevant information is reviewed with the interdisciplinary team to determine if it falls within established admission criteria. The team then processes the referral and reports back promptly to the referral source. After admission, an interdisciplinary clinical team consisting of a physician, the admissions director, the medical director and nursing and therapy personnel complete a comprehensive assessment of the patient. This provides for a coordinated approach to the patient's care and sets internally developed benchmarks to be monitored throughout treatment of the patient.

     The overall goals of the Company's clinical pathways are to restore maximum functioning, manage pain and assist the patient to return to normal activities of daily living. Components of these pathways will be integrated, as needed, to treat medically complex conditions, will be directed by an appropriate specialist and will be combined with medical and psychological counseling, case management and discharge planning. Among the clinical pathways under development by the Company are the following:

          Pulmonary Pathway. The Company weans patients from the use of ventilators when physically possible. In addition, the interdisciplinary team evaluates the patient and develops a treatment plan to provide upper airway management, reduce aspiration, reduce lung infection and minimize medical complications. The pulmonary pathway will be directed by a pulmonologist.

          Cancer Pathway. The cancer pathway is being designed to provide a broad spectrum of care including pain management, nutritional care, chemotherapy and access to radiation therapy. In addition, education and counseling is provided to patients and families experiencing life changes from cancer.

          Renal Pathway. Renal diseases are among the most complex body system failures, often requiring lengthy peritoneal or hemodialysis treatments, non-invasive cardiopulmonary and metabolic monitoring, fluid and electrolyte management and complex polydrug therapy. Directed by a nephrologist, this pathway will use technologically sophisticated equipment.

          Cardiac Pathway. This pathway will be guided by cardiologists and will offer specialized monitoring capabilities, physical and cardiac rehabilitation and management of operative local and systemic complications.

POTENTIAL MANAGEMENT SERVICES ORGANIZATION DEVELOPMENT

     In response to the continued growth of managed care and the importance of physicians in the Company's operating strategy, the Company is exploring the formation of structured relationships, including MSOs, with key physicians in selected markets. Through the joint development of treatment protocols and benchmarks, the Company believes that it will be able to align its outcomes and quality goals with those of its physicians. The Company also believes that more structured physician relationships will enhance its ability to accept risk under managed care arrangements with the objective of reducing costs and demonstrating high quality outcomes. In addition, through a collaborative physician arrangement, the Company may be better able to collect data and establish clinical pathways to identify "best practices" and optimum treatment plans for patient specific acute episodes of care.

SITE LOCATION/DEVELOPMENT CRITERIA

     The Company's growth strategy is to continue to penetrate underserved secondary markets in strong Host Hospitals. To achieve this objective, the Company has developed a comprehensive, disciplined methodology to evaluate potential geographic locations and identify the most attractive potential Host Hospitals within those markets.

     In evaluating geographic markets, Intensiva considers a number of factors. First, the Company examines the state regulatory environment, reviewing and discussing with the appropriate regulatory bodies the applicability of certificate of need laws to the Company's operations and other regulatory requirements. Next, the Company examines the reimbursement environment, including the nature and penetration of managed care and the prevailing rates for medical services. The Company then considers population demographics and trends, including size, density, age, employment and income. Finally, the Company considers the extent of any existing or contemplated competition, including the size and reputation of other providers of similar services. In considering competition, the Company's strategy is to target markets that have no current competitive services and which, after the Company's entrance, would be less attractive for any future competitor.

     Once the Company has selected an attractive geographic market, it evaluates potential Host Hospitals, targeting strong general acute care facilities in the community, taking into account licensed bed capacity and occupancy rate, the composition of the medical staff, reputation, financial strength and size and scope of its network. The Company believes that having a strong host will provide the Company with a number of advantages. Host Hospitals refer a substantial number of patients to Intensiva hospitals, and the larger, stronger general acute care hospital in a community generally will have a significant proportion of the patient population sought by the Company. In addition, strong hospitals tend to have highly qualified medical staffs. A significant portion of the Company's medical staff will also be on staff at the Host Hospital. Also, by being located within a strong Host Hospital, the Host Hospital's facilities are immediately available if a patient requires access to its sophisticated diagnostic equipment.

     In each market in which Intensiva operates, the Company establishes a fully licensed acute care hospital to be certified as a long-term care hospital by Medicare. Intensiva's hospitals have an average of approximately 35 licensed beds and generally are located on one floor of the Host Hospital. The initial lease term is five or more years and may be renewed or extended under varying renewal/extension terms.

FACILITIES


     Intensiva currently operates two PPS-exempt long-term care hospital, five hospitals in the qualification period to obtain PPS-exempt status as long-term care hospitals, has entered into three additional leases to open acute long-term care hospitals and has a letter of intent with a Host Hospital to open an acute long-term care hospital. Once a lease has been signed, it takes approximately four months to open the hospital and a minimum additional six months to receive Medicare certification as a long-term care hospital. All of the Company's hospitals are located within general acute care hospitals.


     The following table presents information on the locations where the Company provides its services:


                                             DATE OF
                                             MEDICARE                   AVERAGE         HOST
                                           CERTIFICATION                 DAILY        HOSPITAL    SERVICE
                                 DATE      AS LONG-TERM   LICENSED     CENSUS IN      LICENSED      AREA
          FACILITY              OPENED     HOSPITAL(1)      BEDS     AUGUST 1996(6)     BEDS     POPULATION
----------------------------  ----------   ------------   --------   --------------   --------   ----------
Oklahoma City, Oklahoma.....   3/16/95       Nov. 95         38           17.5           298      1,015,000
Hammond, Indiana............   12/26/95      Aug. 96         43           12.0           592        560,000
Beech Grove, Indiana........   1/18/96     (Sept. 96)        37            8.5           420        460,000
Muskogee, Oklahoma..........   2/29/96      (Oct. 96)        30            4.0           225        410,000
Kansas City, Kansas.........   4/29/96      (Nov. 96)        34(3)         3.4           249        640,000
Evansville, Indiana.........   6/19/96      (Jan. 97)        36(3)         3.5           416        795,000
Akron, Ohio.................   7/18/96      (Mar. 97)        36(3)         3.5           275        460,000
Muskegon, Michigan..........  Oct. 96(2)    (June 97)        31         --               228        440,000
Columbus, Ohio..............  Dec. 96(2)    (Aug. 97)        40(4)      --               680        940,000
Fort Wayne, Indiana.........  Dec. 96(2)    (Aug. 97)        27(5)      --               262        360,000


See notes on following page.

(1) Dates shown in parentheses are the anticipated effective dates as of which the Company believes that it will receive long-term care hospital certification from Medicare. Since the effective dates for such certifications are based upon the date of review for the applicable facility, the written confirmations of certification as a long-term care hospital are typically received two or more months after the effective date. There can be no assurance that certifications will be achieved as of such effective date, or at all.

(2) Forecasted opening.

(3) The number of beds shown includes beds not being utilized as of August 31, 1996, but for which the Company has contractual rights to operate at its option. At August 31, 1996, the Company utilized 20 beds in Kansas City, Kansas, 15 beds in Evansville, Indiana, and 16 beds in Akron, Ohio.


(4) The lease provides for 40 beds initially, with the option under certain conditions to lease space for an additional 20 beds.



(5) The lease provides for 27 beds initially, with the option under certain conditions to lease space for an additional eight beds.



(6) Average Daily Census ("ADC") is computed by dividing total patient days during the month by the number of calendar days in the applicable month that each facility was open. ADC at any one facility for any particular month will vary based upon a variety of factors, however, the August 1996 ADC figures are consistent with the Company's expectations that hospitals in the pre-PPS-exempt phase will have lower ADC than PPS-exempt facilities. The Company does not believe that month-by-month ADC figures would provide additional meaningful information.


     The Company's hospital in Oklahoma City, Oklahoma is currently located in Southwest Medical Center. Subsequent to the opening of that hospital, Southwest Medical Center merged with Integris/Baptist Medical Center of Oklahoma, Inc. ("Baptist"). At the request of the merged entity, the Company has entered into a lease to relocate its hospital to Baptist. Baptist has 529 licensed beds and an occupancy rate of 69%. The lease has a seven-year term commencing on the date that the Company's hospital relocates to Baptist, at which time the lease with Southwest Medical Center will terminate. The Company has been notified by the State of Oklahoma Department of Health that the move to Baptist may be accomplished under the hospital's existing license. The Health Care Financing Administration has informed the Company that the move will not result in a change in the hospital's status as a certified Medicare provider exempt from PPS. The Company believes that moving its clinical program will be beneficial to its performance.


     The Company has entered into a letter of intent with St. Francis Hospital and Medical Center, located in Topeka, Kansas, and is currently negotiating a lease for a hospital to be located within that general acute care hospital. The letter of intent specifies that the lease will provide space for 30 to 35 beds. St. Francis Hospital and Medical Center has 320 licensed beds and an occupancy rate of 65%.


     The Company entered into a lease with Deaconess Hospital in St. Louis, Missouri, on September 14, 1995, to open an acute long-term care hospital. The Company's request to the state regulatory agency for a determination that it was not required to obtain a certificate of need was denied. The Company has filed a lawsuit appealing that decision which is pending. See "--Legal Proceedings."


     In connection with a lease between the Company and a hospital located in Corpus Christi, Texas, the Company received a letter dated October 1, 1996, from the hospital which purports to terminate the lease. The Company believes such termination is in violation of the hospital's obligations thereunder and is unjustified. Accordingly, the Company is reviewing available remedies. Regardless of whether any effective remedies are available to it, the Company does not believe the termination of this lease will have a material adverse effect upon the Company's business, financial conditions or results of operations.


     Most of the Company's hospital leases contain non-competition provisions pursuant to which the Host Hospital will not provide similar services within a certain mile radius of the Host Hospital. In return, the Company agrees not to own or operate another acute long-term care program or competitive business within a certain radius of the Host Hospital.

     The Company leases approximately 4,000 square feet in St. Louis, Missouri, for its corporate headquarters. The Company considers all of its physical properties to be in good operating condition and suitable for the purposes for which they are being used.

SOURCES OF REVENUE

     The Company receives payment for health care services primarily from non-governmental payors such as managed care organizations (PPOs, HMOs and similar organizations) and other commercial health insurance carriers (e.g. traditional indemnity insurance plans) and the federal government and state governments under Medicare, Medicaid and other governmental programs. Consistent with initiatives to control health care costs, the Company generally negotiates payments with non-governmental payors based upon the type and extent of services to be provided to individual patients. The Company currently has approximately ten managed care contracts to provide services to participating members. These managed care agreements are composed of per diem contracts and contracts with negotiated discounts from established charges. The following table sets forth the approximate percentages of the Company's net revenues derived from the specified payor sources indicated:

                                                                                 SIX MONTHS
                                                                  YEAR ENDED       ENDED
                                                                 DECEMBER 31,     JUNE 30,
                                                                     1995           1996
                                                                 ------------    ----------
        Medicare..............................................        44.4%          65.4%
        Medicaid..............................................         2.3            1.7
        All other payors(1)...................................        53.3           32.9
                                                                    ------       ----------
                                                                     100.0%         100.0%
                                                                 ==========      ========

------------------------------
(1) Includes managed care organizations including Medicare managed care, traditional indemnity insurers, third-party administrators and other non-governmental payors.

     The increase in the percentage of net revenues from Medicare for the six months ended June 30, 1996, is due to the additional four hospitals opened during that period. More than 90% of the net revenues of those four hospitals was derived from Medicare during that period. For the one hospital certified as a long-term care hospital for the period ended June 30, 1996, Medicare payments constituted 46% of its revenue.

PATIENT REFERRAL AND ADMISSION

     The Company's relationships with referral sources has a significant impact on its operations. These referral sources make decisions based upon several factors, including quality of care, ability to match intensity of care to diagnosed condition, convenience for family and physicians, access to ongoing clinical information, outcomes management and cost. Intensiva's single focus on the critically ill or injured patient, its development of clinical pathways, its location within a general acute care hospital, its management systems and its low cost structure specifically address these key factors and make it an attractive provider to payors and referral services.

     Four major referral sources generate the majority of the Company's admissions: general acute care hospitals, physicians, managed care organizations and insurance companies. Key decision makers in the referral process include treating physicians, discharge planners, case managers, social workers and third-party administrators. The majority of the Company's patients are referred directly from general acute care hospitals.

     The Company seeks to maintain patient focus by carefully screening potential patients. The criteria considered include length of stay, diagnoses, complications and intensity and mix of services needed. This assessment is coordinated by a Nurse Liaison.

     Each facility has a Vice President of Provider Relations and a Nurse Liaison who regularly visit referral sources to educate them about the services and benefits of the Company's programs. The Vice President of Provider Relations develops an annual admission plan for the clinical program, with assistance from the on-site executive management team. The admission plan takes into account a variety of factors, including population, demographic characteristics, physician practice patterns and incidence of disability statistics.

MANAGEMENT SYSTEMS

     The Company provides each of its facilities with several key financial, administrative, clinical and performance measurement systems, part of which was developed by a national hospital systems vendor. The Company believes that by standardizing these systems it has improved the efficiency and effectiveness of its hospital operations and gives the Company the capability of integrating financial, demographic and clinical information both locally and centrally. The performance measurement system includes a wide variety of financial and non-financial indicators that help monitor each Intensiva facility's results.

     The Company also contracts with a national information services organization which has developed a set of clinical outcomes measures which may be used for external comparisons. The information is submitted to the vendor, which maintains a nationwide data base used to generate periodic comparative reports.

     The Company has developed various other administrative and clinical systems in template form which are being implemented at each of its facilities. The Company believes its standardization strategy leverages the Company's knowledge, experience and resources obtained from its exclusive focus on critically ill and injured patients, for use in multiple locations.

MEDICAL ADVISORY BOARD

     The Company intends to form a medical advisory board to provide the Company with input on quality and efficiency of care initiatives. The board initially will be composed of Intensiva physicians selected because of their expertise and commitment to improving cost effective care through programmatic initiatives. The board will serve a number of specific functions. Its central role will be in the further development and roll-out of the Company's clinical pathways and outcomes measurement system. It will also assist in the evaluation of clinical performance compared to established outcomes indicators. Finally, it will assist in the review of medical literature and keeping the Company appraised of relevant medical research developments.

QUALITY ASSURANCE

     Intensiva has implemented a Quality Assurance and Improvement Plan which focuses on the continuing refinement of patient care services and work processes to improve patient outcomes, increase efficiency, decrease costs and position the Company as the preferred choice for critically ill and injured patients. Each Intensiva facility has an Organizational Improvement Coordinator to implement and monitor this plan, and each of Intensiva's program services is designed to conform to industry guidelines including those set by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") and federal and state regulatory authorities.

COMPETITION

     A number of health care providers compete with the Company for the admission and treatment of critically ill or injured patients. In each of the Company's geographic markets, general acute care hospitals provide services comparable to those offered by the Company. In addition, other health care providers certified by Medicare as long-term care hospitals provide similar services to those provided by the Company and some of which are in the Company's geographic markets. Among these competitors are Vencor, Inc., American Transitional Hospitals, Inc. and Transitional Hospitals Corporation. Many of these general acute care hospitals and long-term care hospitals are larger and more established than the Company's operations. Certain hospitals that compete with the Company are operated by not-for-profit, non-taxpaying or governmental agencies, which can finance capital expenditures on a tax-exempt basis, and which receive funds and charitable contributions unavailable to the Company.

     Cost containment efforts by federal and state governments and other third-party payors designed to encourage more efficient utilization of acute care services have generally resulted in lower hospital occupancy rates in recent years. As a result of these efforts, a number of acute care hospitals have converted to specialized care facilities. The Company may experience increased competition from existing general acute care hospitals and converted facilities.

     Competition for patients covered by non-governmental reimbursement sources is intense. The primary competitive factors among acute long-term care providers include quality of services, charges for services, outcomes and responsiveness to the needs of patients, families, payors and physicians. Other companies have entered into the acute long-term care market with licensed hospitals that compete with the Company, many of which are larger and have greater financial resources than the Company.

PROFESSIONAL STAFF

     Each of the Company's facilities is staffed with an interdisciplinary team of health care professionals including physicians, nurses and therapists, who specialize in areas needed for the treatment of the critically ill or injured. Each Company facility has its own Medical Director and its own Vice President of Patient Care Services. A professional nursing staff trained to care for the extended stay acute patient is on duty 24 hours each day in each of the Company's facilities. Other professional staff include respiratory therapists, physical therapists, occupational therapists, speech/language pathologists, social services and psychological services. Each Company facility has a Chief Executive Officer who supervises and is responsible for day-to-day operations and an Organizational Improvement Coordinator to direct an integrated quality assurance and improvement program. The Company's corporate headquarters provides services in the areas of system design, development, training, human resource management, reimbursement expertise, financial control, legal advice, technical accounting support, purchasing and facilities management.

GOVERNMENT REGULATION

     The health care industry is subject to regulation by a number of governmental agencies. Regulatory activities affect the Company's business activities, requiring licensure and certification of its hospitals, regulating relationships between health care providers and controlling reimbursement to the Company for services provided.

     Each Company hospital is a fully licensed acute care specialty hospital and each has a separate Medicare provider agreement. Under the Medicare program, after a hospital has been in operation for a minimum of six months, it is certified as a long-term care hospital if its patients have an average length of stay of at least 25 days. The Company's first hospital to be in operation for six months or more has patients with an average length of stay in excess of 25 days and has been certified as a long-term care hospital. The Company is awaiting written confirmation that its second hospital in operation in excess of six months has been certified as a long-term care hospital (this hospital has experienced an average length of stay in excess of 25 days).

     The Company intends to operate all of its hospitals to achieve an average length of stay of greater than 25 days. At August 31, 1996, the average length of stay for all Intensiva hospitals was in excess of 30 days.

     HEALTH CARE REFORM. In recent years, an increasing number of legislative proposals have been introduced or proposed in Congress and in some state legislatures which could affect major changes in the health care system. Several of these legislative proposals have included provisions that affect long-term care hospitals. Currently, there are various proposals which, if enacted, would affect Medicare and Medicaid reimbursement for long-term care hospitals. President Clinton's 1997 budget proposal would put a moratorium on the exemption from PPS for new long-term care hospitals. The moratorium would be effective upon enactment of the proposed legislation, or possibly retroactive to October 1,

1995. The effect of the moratorium would be to reimburse new long-term care hospitals under PPS on the same basis that general acute care hospitals are reimbursed. From an economic perspective, the Company could not open new long-term care hospitals under that reimbursement system, and if existing Company hospitals are included within the scope of the moratorium (none of which were certified as long-term care hospitals as of October 1, 1995), those hospitals would also be reimbursed at rates below incurred costs, rendering these hospitals unprofitable. For existing long-term care hospitals, the President's budget proposal would rebase cost limits for all long-term care hospitals, capping reimbursable operating costs at 150% of the national mean inpatient operating costs for all long-term care hospitals. Because of the high acuity of the patients in the Company's hospitals, the Company's costs for Medicare patients would probably exceed the amount of Medicare reimbursement for those patients if the President's proposal is enacted. Further, for existing long-term care hospitals, the President's budget proposal would reduce capital payments by 15%, reduce future increases in the operating cost limits, eliminate incentive payments for long-term care hospitals that reduce costs below cost ceilings, and treat a move from a PPS hospital to a PPS-exempt setting as a transfer rather than a discharge. All of the President's budget proposals would reduce Medicare reimbursement to the Company's hospital. The President's current proposals on these issues are similar to those contained in his 1996 budget proposal. In the Balanced Budget Act of 1995, which was vetoed by President Clinton, long-term care hospitals' reimbursable operating costs would have been limited to 130% of the average payment amount for all long-term care hospitals based on cost reports for cost years beginning in 1991. Implementation of this proposal could have imposed a de facto moratorium on the creation of new long-term care hospitals that treat high acuity Medicare patients. Also, the Balanced Budget Act of 1995 would have reduced capital payments to long-term care hospitals, as well as reduced future ceilings for operating cost increases. It is anticipated that the Republican's 1997 budget plan would include most of the same provisions for Medicare providers contained in the Balanced Budget Act of 1995. All of these additional anticipated proposals would reduce Medicare payments to the Company's hospitals. Other proposals to reform Medicare that contain these and other changes to Medicare are being actively considered.


     The proposals under consideration or others which may be proposed, could, if adopted, have a material adverse effect on the Company's business, financial condition or results of operations. However, the Company cannot predict the form of any additional health care or budget reform legislation which may be proposed in Congress or in state legislatures in the future, or whether any currently proposed or new legislation, if any, will be adopted. Accordingly, the Company is unable to assess the effect of any such legislation on its business. There can be no assurance that any legislation will not have a material adverse effect on the Company's business, financial condition or results of operation.

     In August 1996 President Clinton signed into law the Health Insurance Portability and Accountability Act of 1996, which has several provisions that affect acute long-term care hospitals. In addition to establishing a national health care fraud and abuse control program, this Act provides for mandatory exclusion from Medicare and state health care programs of those individuals convicted of a felony related to health care fraud. Permissive exclusion of individuals convicted of misdemeanor criminal health care offenses for a specified minimum period is also provided for in the Act. In addition, it authorizes permissive exclusion from Medicare and state health care programs of entities owned, controlled or managed by a sanctioned individual. Finally, the bill would impose administrative sanctions up to $10,000 for each instance of medically improper or unnecessary health care services. Although the Company believes that it operates in compliance with this Act, there can be no assurance that regulatory authorities will not challenge Intensiva's current or future activities under the Act.

     CERTIFICATE OF NEED AND STATE LICENSING. Certificate of Need ("CON") regulations control the development and expansion of health care services and facilities in certain states. CON laws generally provide that approval must be obtained from the designated state health planning agency prior to expansion of existing facilities, construction of new facilities, addition of beds, acquisition of major items of equipment or introduction of new services. Because of the additional regulatory burden and cost of complying with CON programs, as of the date of the offering the Company operates hospitals only in states in which it is either exempt from the CON program or no CON program exists. CONs may be required in connection with Intensiva's future hospital expansion. There can be no assurance that the Company will be able to obtain the CONs necessary for all of such projects. If the Company is unable to obtain requisite CONs its growth and business could be adversely effected.

     State licensing of hospitals is a prerequisite to the operation of each hospital and to participation in government programs. Once a hospital becomes licensed and operational, it must continue to comply with federal, state and local licensing requirements in addition to local building and life-safety codes. All of the Intensiva hospitals in operation have obtained the necessary licenses to conduct business. Failure to obtain a necessary license or loss of such a license, would necessitate not opening or halting operations of the hospital. See "Business--Legal Proceedings."

     MEDICARE AND MEDICAID. Medicare is a federal program that provides certain hospital and medical insurance benefits to persons age 65 and over and to certain disabled persons. Medicaid is a medical assistance program administered by each state pursuant to which hospital benefits are available to certain low income patients. Within the Medicare and Medicaid statutory framework, there are substantial areas subject to administrative rulings, interpretations and discretion which may affect payments received by a health care provider under Medicare and Medicaid. A substantial portion of Intensiva's net revenues are derived from patients covered by Medicare.

     In order to receive Medicare reimbursement, a hospital must meet the applicable Conditions of Participation set forth by the Department of Health and Human Services ("HHS") relating to the type of hospital, its equipment, personnel and standards of medical care, as well as comply with state and local laws and regulations. Hospitals undergo periodic on-sight Medicare certification surveys, which are generally limited if the hospital is accredited by JCAHO. As of August 31, 1996, all seven of Intensiva's operating hospitals were certified as Medicare providers and two of Intensiva's hospitals participate in their respective state's Medicaid programs. A loss of certification could adversely effect Intensiva's ability to receive payments under the Medicare and Medicaid programs.

     Prior to 1983, Medicare reimbursed hospitals for the reasonable direct and indirect costs of the services provided to beneficiaries. The Social Security Act Amendments of 1983 implemented PPS as a means of controlling health care costs. Under PPS, Medicare inpatient costs are reimbursed based upon a fixed payment amount per discharge based upon diagnosis-related groups ("DRGs"). Although the average length of stay varies for each DRG, the average stay for all Medicare patients subject to PPS is approximately six days. An additional outlier payment is made for patients with unusually extended lengths of stay or higher treatment costs. Outlier payments are designed to cover only marginal costs.

     The Social Security Act Amendments of 1983 exempted psychiatric, rehabilitation, cancer, children and general long-term hospitals from PPS. A long-term hospital is defined as a hospital which has an average length of stay of greater than 25 days. Inpatient operating costs for hospitals certified as long-term hospitals are exempt from PPS and are reimbursed by Medicare under a cost-based reimbursement system. Hospitals that receive cost-based reimbursement establish a hospital specific cost per discharge ceiling in their second full cost report year, which serves as a ceiling for future reimbursable costs. This cost per discharge is subject to annual cost increases. Prior to setting that ceiling, a hospital is reimbursed based on its reasonable allowable costs. Hospitals may not be certified as long-term hospitals until they have operated for at least six months. Prior to such time, reimbursement is based upon PPS (unless another exemption from PPS is available).

     Unlike the situation in the rehabilitation industry, general acute care hospitals that have their own acute long-term care hospital facilities within their hospital or on the same physical campus as their hospital are severely restricted in terms of reimbursement. Current Medicare regulations establish a more favorable reimbursement mechanism for hospitals within hospitals that have a separate governing body, separate medical staff, separate chief medical officer and separate chief executive officer, and that are not under the control of their host facility. General acute care hospitals attempting to operate their own hospitals within hospitals (including hospitals on the same physical campus) cannot meet the independence criteria to be exempt from PPS.

     Federal regulations provide that admission to and utilization of hospitals by Medicare and Medicaid patients must be reviewed by Peer Review Organizations ("PRO") consisting of groups of practicing physicians and other health care professionals, in order to insure efficient utilization of hospitals and services. A PRO may conduct such a review either prospectively or retroactively and may, as appropriate, recommend denial of payments for services provided to a patient. Such review is subject to administrative and judicial appeal.

     ANTI-FRAUD LEGISLATION. Medicare and Medicaid Anti-Fraud and Abuse Amendments codified under Section 1128B(b) of the Social Security Act (the "Anti-Fraud Amendments") prohibit certain business practices and relationships that might affect provision and cost of health care services reimbursable under Medicare and Medicaid. Sanctions for violating the Anti-Fraud Amendments includes criminal and civil penalties and exclusion from Medicare and Medicaid programs.

     In December 1989, as part of the Omnibus Reconciliation Act of 1989, Congress amended the Social Security Act passing the Ethics in Patient Referral Act (commonly known as "Stark I") which provides that a physician who has a financial relationship with a clinical laboratory is generally prohibited from referring patients to that laboratory. The Omnibus Budget Reconciliation Act of 1993 contains provisions further amending the Social Security Act to greatly expand the scope of Stark I which provisions are commonly referred to as Stark II and with Stark I collectively referred to as the "Stark Provisions." Effective January 1995, Stark II broadened the referral limitations of Stark I to include, among other designated health services, inpatient and outpatient hospital services. The Stark Provisions prohibit referrals for designated health services for which Medicare and Medicaid would otherwise pay to entities in which the referring physician, or a member of the physician's immediate family, has a financial relationship. Under the Stark Provisions, a "financial relationship" is defined as (i) an ownership or investment interest, (ii) a compensation arrangement between the physician and the entity or (iii) an interest in an entity that holds an ownership or investment interest in any entity providing designated health services. If any such financial relationship exists, the entity is generally prohibited from receiving reimbursement payments for services under the Medicare or Medicaid programs.

     In addition to the Stark Provisions, Congress has enacted the Medicare and Medicaid Anti-Kickback statute and the Medicare and Medicaid Patient and Program Protection Act of 1987 (the "Anti-Kickback Laws") which prohibit the payment of remuneration to any person in return for the referral of Medicare or Medicaid patients. Under the Anti-Kickback Laws, it is a felony punishable by up to a $25,000 fine and/or up to five years in prison to knowingly or willfully offer, pay, solicit or receive any remuneration, direct or indirect, in cash or in kind for referring an individual for the furnishing of any item or service for which payment may be made in whole or in part under the Medicare program or a state health care program like Medicaid. In addition, civil sanctions in the form of exclusions from participation in the Medicare and Medicaid programs may be imposed for violations. Additionally, some private parties have asserted violations of the Anti-Kickback Laws to invalidate leases between health care providers.

     Under each of the Anti-Fraud Amendments, the Stark Provisions and the Anti-Kickback Laws, Congress authorized the creation of certain "safe harbor" regulations which describe relationships and transactions that would not be subject to prosecution under such statutes. Compensation arrangements are generally exempted from these statutes if, among other things, the compensation to be paid is set in advance, does not exceed fair market value and is not determined in a manner that takes into account the volume or value of any referrals or other business generated between the parties. Although, Intensiva believes it is in compliance with these laws and regulations, there can be no assurance that federal or state regulatory authorities will not challenge Intensiva's current or future activities under these laws.

     GRAMM-RUDMAN-HOLLINGS ACT. The Company's Medicare revenues may be adversely effected by the Balanced Budget and Emergency Deficit Control Act of 1985, as amended (the "Gramm-Rudman-Hollings Act"). Under the Gramm-Rudman-Hollings Act, if the Office of Management and Budget in the Congressional Budget Office determines that the federal deficit will exceed certain specified levels for a federal fiscal year, sufficient reductions in federal spending must be made to remove the excess deficit. One-half of these reductions must be made in non-defense programs. Although Medicaid funding is exempt from reductions under the Gramm-Rudman-Hollings Act, the Medicare program may be reduced by up to four percent. If reductions are made in the Medicare program, payments to providers that are paid on a reasonable cost basis may be reduced.

     STATE REGULATORY ENVIRONMENT. Certain states regulate hospital rates. At this time, the Company does not operate any hospitals in any states that regulate rates. However, the adoption of such legislation or other cost containment measures in states in which the Company operates could have a material adverse effect on the Company's hospitals and revenues and operating income. The Company is unable to predict whether and in what form any such legislation might be adopted. The Company's business, financial condition or results of operations could be affected by other state rate setting laws. Certain states in which the Company operates require hospitals to disclose specified financial information. In addition to federal anti-fraud and anti-kickback statutes, many states have enacted statewide limitations on physician referrals to entities providing services reimbursed by Medicare, Medicaid or other third-party payors. State laws governing physician referrals vary from notice requirements to absolute prohibitions. Although Intensiva believes it is in compliance with such regulations, there can be no assurance that state regulatory authorities will not challenge current or future relationships Intensiva has with physicians.

ACCREDITATION

     Hospitals may receive accreditation from JCAHO, a nationwide non-governmental commission which establishes standards relating to the physical plan, administration, quality of patient care and operation of medical staffs of hospitals. The purpose of this accreditation is to (i) promote ongoing compliance with industry recognized standards for hospitals, (ii) assist management in analyzing each hospital to identify opportunities to improve patient care, and (iii) assist in patient attraction. Generally, hospitals and certain other health care facilities are required to have been in operation for at least six months in order to be eligible for accreditation by JCAHO. After conducting on-site surveys, JCAHO awards accreditation for up to three years to hospitals found to be in substantial compliance with JCAHO standards. Accredited hospitals are periodically resurveyed, at the option of JCAHO, upon a major change in facilities or organizations and after merger or consolidation. All seven Intensiva hospitals have received JCAHO accreditation.

INSURANCE

     The Company maintains professional liability coverage on each of its facilities in addition to coverage for the customary risks inherent in the operation of health care facilities and business in general. The current policies provide coverage on an occurrence basis. The Company's management believes that it has adequate professional liability coverage. The Company also currently maintains a directors' and officers' liability insurance policy. The Company believes that it will be able to continue to maintain adequate insurance; however, there can be no assurance that adequate insurance will be available on terms acceptable to the Company.

LEGAL PROCEEDINGS

     The Company is not aware of any asserted or unasserted claims against it. However, it can be expected that in the ordinary course of business various claims may arise from time to time. The Company filed suit on February 16, 1996, in the Circuit Court of Cole County, Missouri, against the Missouri Health Facilities Review Committee. In the lawsuit, the Company seeks to overturn the determination by the Missouri Health Facilities Review Committee that a certificate of need is required to open an acute long-term care hospital in St. Louis, Missouri. The Company contends that it is not required to obtain a certificate of need because its budgeted expenditures for capital expenditures and equipment fall below the standard required for a certificate of need. This proceeding has been stayed pending the outcome of similar litigation involving another party. Certificate of need regulations generally control the development and expansion of health care services and facilities in certain states, including Missouri. See "Business--Government Regulation--Certificate of Need and State Licensing."

EMPLOYEES

     The Company had approximately 158 full-time employees and 113 part-time employees as of August 31, 1996. The Company believes its relationship with its employees is good.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers, directors and significant employees of the Company are as follows:

NAME                                   AGE    POSITION
------------------------------------   ---    ----------------------------------------------------
David W. Cross......................   49     President and Chief Executive Officer, Director
John R. Lewis.......................   50     Executive Vice President and Chief Operating Officer
John P. Keefe.......................   47     Chief Financial Officer
Samuel A. Morse.....................   53     Executive Vice President, Operations
Kathie Nohre, R.N...................   51     Vice President, Professional Services
James D. Pomeroy....................   49     Vice President, Business Development
Anthony J. Torrente.................   38     Vice President, Business Development
Jeffrey J. Collinson(1).............   54     Director
Wilfred E. Jaeger, M.D.(1)(2).......   40     Director
Phillip M. Nudelman, Ph.D...........   60     Director
David L. Steffy(1)(2)...............   53     Director
James B. Tananbaum, M.D.(2).........   33     Director

------------------------------
(1) Member of Audit Committee.
(2) Member of Compensation Committee.

     David W. Cross is a founder of the Company and has served as President and Chief Executive Officer and as a Director since the Company's inception in 1994. Prior to founding the Company, Mr. Cross was a founder, the President and Chief Executive Officer, and a director of Advanced Rehabilitation Resources, Inc., serving in each of these capacities from 1990 to 1993. From 1987 to 1990, he was Senior Vice President of Business Development for RehabCare Group, Inc., a publicly traded rehabilitation care company, and in 1993 and 1994 served as Executive Vice President and Chief Development Officer of RehabCare Group, Inc. Mr. Cross currently serves on the board of directors of Odyssey Healthcare, Inc., a hospice health care company, and he is a Trustee and President-elect of the Long Term Acute Care Hospital Association of America, a trade association. Mr. Cross holds a B.A. from the University of California at Fullerton.

     John R. Lewis is a founder of the Company and has served as Executive Vice President and Chief Operating Officer since its inception in 1994. Prior to joining the Company, Mr. Lewis was a co-founder of Advanced Rehabilitation Resources, Inc. and served as its Chief Operating Officer from 1990 to 1993. From 1984 until 1990, he served as the Chief Operating Officer of RehabCare Group, Inc. and in 1993 and 1994 served in various senior executive positions including Chief Operating Officer with RehabCare Group, Inc. Mr. Lewis holds an M.A. from Ohio University.

     John P. Keefe has served as Chief Financial Officer for the Company since June 1995. From 1993 to 1995, Mr. Keefe served as Northwestern Region Area Manager for Sons of Norway, a fraternal insurance company, and from 1988 to 1993, he served as Chief Financial Officer and Senior Vice President for Safecare Health Services, a hospital management company. From 1980 until 1988, he held senior level financial positions with American Medical International, a hospital management company. He also served as the Chief Financial Officer for the George Washington University Health Plan. Mr. Keefe is a certified public accountant and holds a B.A. in business administration from Georgia State University.

     Samuel A. Morse has served as Executive Vice President, Operations for the Company since February 1995. Prior to joining the Company, Mr. Morse was Vice President of the acute long-term care division of Cornerstone Health Management, Inc., a health care services company from 1994 to 1995. From 1992 to 1994, he served as a Chief Executive Officer of the CPC Hospital in Arlington, Texas. From 1991 to 1992, Mr. Morse served as Chief Executive Officer of the Charter Hospital in Little

Rock, Arkansas. From 1990 to 1991, he served in active military service, as Commander of an air Transportable Hospital during Operation Desert Storm. Formerly, he served as Chief Executive Officer in both proprietary and not-for-profit hospitals and hospital systems. Mr. Morse is a Fellow in the American College of Healthcare Executives. He holds a B.S. in business administration from Abilene Christian University and an M.S. in health care administration from Trinity University.

     Kathie Nohre, R.N. has served as Vice President, Professional Services since November 1995. Prior to joining the Company, from 1994 to 1995, Ms. Nohre was Regional Vice President of Operations for Postacute Services, Management Division for Integrated Health Services, a publicly traded health care services company. Prior to that she was Assistant Vice President of Patient Care Services for Lake Forest Hospital from 1993 to 1994, and Assistant Executive Director of Nursing for Humana Hospital, Hoffman Estates from 1989 to 1993. Ms. Nohre holds a B.S. in nursing from the University of Phoenix and an M.B.A. from Illinois Benedictine College.

     James D. Pomeroy has served as Vice President, Business Development since January 1995. Mr. Pomeroy served as President of Rehabilitation Consulting Services from July 1990, until joining the Company. From 1984 to 1990, Mr. Pomeroy was Executive Vice President of Business Development for Rehabilitation Institutes of America. Mr. Pomeroy holds a B.S.W. and M.A. from Southern Illinois University-Edwardsville.

     Anthony J. Torrente has served as Vice President, Business Development for the Company since January 1995. Prior to joining the Company, Mr. Torrente was Group Vice President, New Markets for RehabCare Group, Inc. from 1993 to 1995, and Vice President, Business Development with Advanced Rehabilitation Resources, Inc. from 1991 to 1993. Formerly, he served as a development officer for The Rader Institute, a health care services company, from 1988 to 1991. Mr. Torrente holds a B.S. in business administration from Southeast Missouri State University.

     Jeffrey J. Collinson has served as a director of the Company since December 1994. Since 1990, Mr. Collinson has served as President of Collinson Howe Venture Partners Inc. (formerly named Schroder Venture Advisers, Inc.), a venture capital management firm, and from 1983 to 1990, was President of Schroder Venture Managers, Inc., a venture capital firm. Mr. Collinson is also a Director of Incyte Pharmaceuticals, Inc., Neurogen Corporation and Spare, Kaplan, Bischel & Associates.

     Wilfred E. Jaeger, M.D. has served as a director of the Company since December 1994. Dr. Jaeger is a founding General Partner of the lead investor in Intensiva, Three Arch Partners, a venture capital firm that focuses exclusively on health care investments. Prior to joining Three Arch Partners in 1993, he was a partner at Schroder Venture Advisors, Inc. from 1992 to 1993. From 1991 to 1992, Dr. Jaeger was an Associate and then General Partner of The Phoenix Partners, a venture capital firm. Dr. Jaeger received his medical degree from the University of British Columbia in Vancouver, Canada. He practiced medicine for six years before earning an M.B.A. from Stanford University.

     Phillip M. Nudelman, Ph.D. has served as a director of the Company since June 1996. Since 1991, Dr. Nudelman has served as President and Chief Executive Officer of Group Health Cooperative of Puget Sound, a not-for-profit managed healthcare system with 10,000 employees that provides health care services to over 650,000 people. Dr. Nudelman joined Group Health in 1973, and has served in various senior level positions. Dr. Nudelman served on the White House Task Force on Healthcare Reform and serves on the board of SpaceLabs Medical, Inc., Advanced Technology Laboratories, Inc., Cell Therapeutics, Inc., and Cytran, Inc. He holds degrees in microbiology and pharmacy from the University of Washington and an M.B.A. and a Ph.D. in Health Systems Management from Pacific Western University.

     David L. Steffy is a founder of the Company and has served as a director since its inception. From 1985 to 1996, Mr. Steffy was Vice Chairman and Director of Community Health Systems, a company he co-founded. From 1979 to 1985, he held management positions and was a co-founder of Republic Health Corporation as well as a senior manager of Hospital Affiliates International. Until 1979, Mr. Steffy served as Director, Hospital Administration of the Ohio State University.

     James B. Tananbaum, M.D. has served as a director of the Company since December 1994. Since 1993, Dr. Tananbaum has served as a venture partner with Sierra Ventures, a leading venture capital firm. From 1991 to 1993, Dr. Tananbaum held various executive positions with Merck, Inc. Dr. Tananbaum is a co-founder and Director of GelTex Pharmaceuticals, Inc., a biopolymer pharmaceutical company. Dr. Tananbaum is the founding Chairman of Orange Coast Managed Care Services, a physician practice management company in Southern California. Dr. Tananbaum holds a medical degree from Harvard Medical School, an M.B.A. from Harvard Business School, and a B.S.E.E. and B.S. from Yale University.

DIRECTOR COMPENSATION

     Non-employee directors other than Mr. Collinson and Drs. Jaeger and Tananbaum receive $2,500 for each board meeting attended. After the first election of directors subsequent to the closing of this offering, all non-employee directors will receive $2,500 for each board meeting attended. The Company anticipates four regularly scheduled board meetings per year.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has two standing committees: an Audit Committee and a Compensation Committee. The Audit Committee has general responsibility for supervision of financial controls as well as accounting and audit activities of the Company. The Audit Committee annually reviews the qualifications of the Company's independent certified public accountants, makes recommendations to the Board of Directors concerning the selection of the accountants and reviews the planning, fees and results of the accountants' audit. The Compensation Committee has the authority to (i) administer the Company's stock option plan, including the selection of optionees and the timing of option grants, and (ii) review and monitor key employee compensation and benefits policies and administer the Company's management compensation plans. The current members of the Audit Committee are Messrs. Jeffrey J. Collinson, David L. Steffy, and Dr. Wilfred E. Jaeger. The current members of the Compensation Committee are David L. Steffy and Drs. Jaeger and Tananbaum.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth for the year ended December 31, 1995, the compensation paid by the Company to Mr. Cross, the Company's President and Chief Executive Officer and each of the other four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") who earned salary and bonuses in excess of $100,000 during 1995 for all services rendered in all capacities in which they served:

                                                                                      OTHER ANNUAL
               NAME AND PRINCIPAL POSITION                  SALARY($)    BONUS($)    COMPENSATION($)
----------------------------------------------------------  ---------    --------    ---------------
David W. Cross, President and Chief Executive Officer.....  $ 125,000    $93,750         $ 7,800
John R. Lewis, Executive Vice President...................    100,000     75,000           7,800
Samuel A. Morse, Executive Vice President.................     88,936     44,000              --
Anthony J. Torrente, Vice President, Business
  Development.............................................     90,000     46,250              --
John P. Keefe, Chief Financial Officer....................     70,000     50,765(1)           --

------------------------------
(1) Includes a relocation bonus payment of $36,765. In connection with Mr. Keefe's relocation to St. Louis, the Company loaned Mr. Keefe $154,000, without interest, for a bridge loan on his St. Louis home until his prior home was sold. The loan was secured by deeds of trust on both homes and was repaid in full upon sale of his prior home which occurred prior to December 31, 1995.

     Option Grants During 1995. The following table sets forth the option grants during 1995 to the Named Executive Officers:

                                                                                               POTENTIAL
                                                                                              REALIZABLE
                                                 INDIVIDUAL GRANTS                         VALUE AT ASSUMED
                             ---------------------------------------------------------      ANNUAL RATES OF
                             NUMBER OF      PERCENT OF                                        STOCK PRICE
                             SECURITIES    TOTAL OPTIONS                                   APPRECIATION FOR
                             UNDERLYING     GRANTED TO        EXERCISE                        OPTION TERM
                              OPTIONS      EMPLOYEES IN       OR BASE       EXPIRATION    -------------------
           NAME              GRANTED(#)     FISCAL YEAR     PRICE ($/SH)       DATE       5%($)       10%($)
--------------------------   ----------    -------------    ------------    ----------    ------      -------
David W. Cross............      33,000           6.1%          $ 0.08       12/15/2005    $1,650      $ 4,290
John R. Lewis.............      33,000           6.1%            0.08       12/15/2005     1,650        4,290
Samuel A. Morse...........     107,800          20.1%            0.08        2/13/2005     5,390       14,014
Anthony J. Torrente.......      80,850          15.1%            0.08        1/26/2005     4,043       10,511
Anthony J. Torrente.......      19,250           3.6%            0.08       11/27/2005       963        2,503
John P. Keefe.............     107,800          20.1%            0.08        7/28/2005     5,390       14,014

     Option Exercises and Year-End Option Values. There were no option exercises during 1995 by the Named Executive Officers.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with each of Messrs. Cross, Lewis, Morse, Torrente and Keefe, providing for annual salaries of $175,000, $140,000, $125,000, $90,000 and $135,000, respectively. All the agreements provide for discretionary bonuses except for Mr. Torrente's, which provides for additional compensation in the form of commissions. Messrs. Cross' and Lewis' agreements provide that, as a supplemental bonus, certain notes made by each of them and acquired by the Company from RehabCare Group, Inc. will be forgiven, if they are employed by the Company on September 22, 1997. Messrs. Cross' and Lewis' agreements provide for a term of employment through September 1999, while the other agreements provide for two-year initial terms. The agreements provide that if the Company terminates employment without cause (as defined in the agreements) severance benefits of one year's salary will be paid (six months' salary in the case of Mr. Torrente). All of the agreements provide that the employee will not compete with the Company for 12 months following termination of employment (six months in the case of Mr. Torrente).

STOCK OPTION PLAN

     Under the Company's Stock Option Plan (the "Stock Option Plan"), which was adopted on January 26, 1995, 785,400 shares of Common Stock are reserved for issuance upon exercise of stock options. The Stock Option Plan is designed as a means to retain and motivate key employees and directors. The Compensation Committee of the Board of Directors administers and interprets the Stock Option Plan and is authorized to grant options thereunder to all eligible employees and directors of the Company, except that no incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986, as amended) may be granted to a director who is not also an employee of the Company or a subsidiary.

     The Stock Option Plan provides for the granting of both incentive stock options and nonqualified stock options. Options are granted under the Stock Option Plan on such terms and at such prices as determined by the Compensation Committee, except that the per share exercise price of incentive stock options cannot be less than the fair market value of the Common Stock on the date of grant. Each option is exercisable after the period or periods specified in the option agreement, but no option may be exercisable after the expiration of ten years from the date of grant. Options granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company must have an exercise price of at least 110% of the fair market value of the Common Stock on the date of grant and a term of no more than five years. Options granted under the Stock Option Plan are not transferable other than by will or by the laws of descent and distribution. The

Board of Directors has the authority to amend or terminate the Stock Option Plan, provided that no such action may impair the rights of the holder of any outstanding option without the written consent of such holder, and provided further that certain amendments of the Stock Option Plan are subject to stockholder approval. Unless terminated sooner, the Stock Option Plan will continue in effect until all options granted thereunder have expired or been exercised, provided that no options may be granted after 10 years from the date the Board of Directors adopted the Stock Option Plan.

     As of August 31, 1996, the Company had outstanding options to purchase an aggregate of 575,850 shares of Common Stock under the Stock Option Plan at a weighted average exercise price of approximately $0.74 per share.

401(k) PLAN

     As of September 22, 1995, the Company adopted a 401(k) plan (the "401(k) Plan"), effective January 1, 1996. All employees of the Company (other than officers of the Company) and all employees of subsidiaries of the Company adopting the 401(k) Plan who are at least 21 years old and have performed one month of service are eligible to participate in the 401(k) Plan on the first day of the month following the date such an employee meets the 401(k) Plan's eligibility requirements. The Company contributes to the 401(k) Plan an amount equal to the participant's salary reduction election, in an amount up to 15% of the participant's salary, plus an amount equal to 25% of each participant's salary reduction contributions for a plan year. The 401(k) Plan also allows the Company to make other discretionary matching contributions, which will be determined by the Board of Directors from time to time.

     The Company's matching contributions on behalf of an eligible employee generally become fully vested if such employee reaches normal retirement age, dies or becomes disabled while an employee. Such matching contributions vest on a pro rata basis over a five-year period from the date of the employee's commencement of employment with the Company or a related employer.

     An employee generally will be entitled to payment of such employee's total account balance under the 401(k) Plan upon such employee's retirement, death or permanent disability. In the event employment is terminated for any other reason, an employee will be entitled to payment of such employee's vested account balance. See Note 5 of Notes to Consolidated Financial Statements.

                              CERTAIN TRANSACTIONS

     On September 22, 1994, 1,305,148 shares of the Company's Common Stock (as adjusted for subsequent stock splits) were sold to the following investors:
David W. Cross 326,287 shares; John R. Lewis 326,287 shares; David L. Steffy 326,287 shares; and RehabCare Group, Inc. 326,287 shares. In connection with that transaction, the Company entered into a Transition Agreement with RehabCare Group, Inc., Messrs. Cross and Lewis. Pursuant to the terms of the Transition Agreement, RehabCare Group, Inc. loaned the Company a total of $265,200 pursuant to the terms of a revolving credit note with interest at the rate of one percent above the interest rate announced from time to time by The Boatmen's National Bank of St. Louis as its corporate base rate. The Company repaid this loan in full on March 29, 1996. Under the Transition Agreement, RehabCare Group, Inc. was obligated to provide certain start-up services to the Company and to make available certain purchased services at fair market value. The Transition Agreement terminated on December 30, 1994.

     On September 22, 1994, the Company also entered into a Stockholders' Agreement, which has subsequently terminated, with Messrs. Cross, Lewis and Steffy, and RehabCare Group, Inc., concerning, among other things, the disposition of any shares of Common Stock owned by the stockholders, rights to purchase additional shares of Common Stock, election of directors and officers, and certain special voting procedures. On September 22, 1994, the Company and RehabCare Group, Inc. also entered into Non-Compete, Non-Hire, Non-Disclosure and Release Agreement whereby the Company and RehabCare Group, Inc. agreed for a certain defined period not to compete, not to hire the other Company's employees and not to disclose any confidential information, and also released each other from any claims that might exist. Messrs. Cross, Lewis and Steffy also entered into similar agreements with RehabCare Group, Inc. The non-hire and non-competition covenants in said agreements have terminated.

     On December 30, 1994, and January 6, 1995, the Company sold a total of 630,000 shares of its Series A Convertible Preferred Stock (the "Series A Transactions"), convertible into an aggregate of 3,465,000 shares of Common Stock, at an as converted price of $1.82 per share (as adjusted for subsequent stock splits) to investors that included, among others, the following 5% stockholders, directors and entities associated with directors: ALTA V Limited Partnership, 98,960 shares; Customs House Partners, 1,040 shares; Sierra Ventures IV, L.P., 192,300 shares; Sierra Ventures IV International, L.P., 7,700 shares; Weiss, Peck & Greer Venture Associates III, L.P., 41,160 shares; WPG Enterprise Fund II, L.P., 58,840 shares; Schroder Ventures Limited Partnership, 60,000 shares; Schroder Ventures U.S. Trust, 15,000 shares; Schroders Incorporated, 50,000 shares; Three Arch Partners, L.P., 81,600 shares; and Three Arch Associates, L.P., 18,400 shares.

     As part of the Series A Transactions, the Company entered into a Stockholders' Agreement with all of the Company's stockholders that provided, among other things, for certain rights upon disposition of any securities by a stockholder, rights to purchase additional securities issued by the Company, election of directors and the conduct of the Company's business. The Stockholders' Agreement was amended and restated on December 20, 1995, in connection with the issuance of the Company's Series B Convertible Preferred Stock. The Amended and Restated Stockholders' Agreement terminates on the closing of this Offering.

     Holders of shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock and Messrs. Cross, Lewis, Steffy and RehabCare Group, Inc. are entitled to certain registration rights in respect of the Common Stock issued or issuable on conversion thereof. See "Description of Capital Stock--Registration Rights."

     On December 22, 1995, the Company sold a total of 405,994 shares of its Series B Convertible Preferred Stock, convertible into an aggregate of 2,232,967 shares of Common Stock, at an as converted price of $3.76 per share (as adjusted for subsequent stock splits) to investors that included, among others, the following 5% stockholders, directors and entities associated with directors:
ALTA V Limited Partnership, 47,830 shares; Customs House Partners, 503 shares; Sierra Ventures IV, L.P., 69,708 shares; Sierra Ventures IV International, L.P., 2,791 shares; Weiss, Peck & Greer Venture Associates III, L.P.,

21,943 shares; WPG Enterprise Fund II, L.P., 26,390 shares; Schroder Ventures Limited Partnership, 8,159 shares; Schroder Ventures U.S. Trust, 2,040 shares; Schroders Incorporated, 6,800 shares; Three Arch Partners, L.P., 39,456 shares; Three Arch Associates, L.P., 8,877 shares; Mayfield VIII, 162,922 shares; and Mayfield Associates Fund II, 8,575 shares.

     For a description of compensation of officers and directors of the Company and the eligibility of officers and directors of the Company to participate in the Company's employee benefit plans, see "Management--Director Compensation" and "--Executive Compensation."

     For a description of limitations of liability and certain indemnification arrangements with respect to the Company's directors and officers, see "Description of Capital Stock--Director Liability and Indemnification."

                             PRINCIPAL STOCKHOLDERS



     The following table sets forth information with respect to the beneficial ownership of the Company's outstanding Common Stock as of August 31, 1996, and as adjusted to reflect the sale of the Common Stock offered hereby by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director or executive officer of the Company who beneficially owns any shares, and (iii) all directors and executive officers of the Company as a group. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of Common Stock owned by them, except to the extent such power may be shared with a spouse.



                                              SHARES BENEFICIALLY
                                              OWNED PRIOR TO THE                    SHARES BENEFICIALLY OWNED
                                                  OFFERING(1)          NUMBER OF      AFTER THE OFFERING(1)
                                            -----------------------     SHARES      --------------------------
             BENEFICIAL OWNER                NUMBER      PERCENT(2)     OFFERED      NUMBER         PERCENT(2)
------------------------------------------  ---------    ----------    ---------    ---------       ----------
Sierra Ventures(3)........................  1,498,744       21.3%           -0-     1,498,744          15.7%
  3000 Sand Hill Road
  Building Four, Suite 210
  Menlo Park, California 94025
James B. Tananbaum, M.D.(4)...............  1,498,744       21.3            -0-     1,498,744          15.7
Schroder(5)...............................    780,994       11.1            -0-       780,994           8.2
  c/o Collinson Howe Venture Partners
  1055 Washington Boulevard
  Stamford, Connecticut 06901
Jeffrey J. Collinson(6)...................    780,994       11.1            -0-       780,994           8.2
Weiss, Peck & Greer(7)....................    815,831       11.6            -0-     1,065,831(19)      11.2
  555 California Street
  Suite 4760
  San Francisco, California 94104
Funds affiliated with
Burr, Egan, DeLeage & Co.(8)..............    815,831       11.6            -0-       815,831           8.6
  One Embarcadero Center
  Suite 4050
  San Francisco, California 94111
Three Arch(9).............................    842,781       12.0            -0-       842,781           8.8
  2800 Sand Hill Road
  Suite 270
  Menlo Park, California 94025
Wilfred E. Jaeger, M.D.(10)...............    842,781       12.0            -0-       842,781           8.8
Mayfield(11)..............................    943,233       13.4            -0-       943,233           9.9
  2800 Sand Hill Road
  Menlo Park, California 94025
David W. Cross(12)........................    326,287        4.6            -0-       326,287           3.4
John R. Lewis(13).........................    326,287        4.6            -0-       326,287           3.4
David L. Steffy...........................    326,287        4.6            -0-       326,287           3.4
John P. Keefe(14).........................     26,950        0.4            -0-        26,950           0.3
Samuel A. Morse(15).......................     39,526        0.6            -0-        39,526           0.4
Anthony J. Torrente(16)...................     29,645        0.4            -0-        29,645           0.3
James D. Pomeroy(17)......................     32,340        0.5            -0-        32,340           0.3
Kathie Nohre, R.N.(18)....................        -0-        -0-            -0-           -0-             0
RehabCare Group, Inc......................    326,287        4.6            -0-       326,287           3.4
All Directors and Executive Officers
  as a Group (11 Persons).................  4,229,841       59.1%           -0-     4,229,841          43.8%


------------------------------
 (1) All numbers based upon 7,030,067 shares of Common Stock issued and outstanding prior to this Offering and 9,530,067 shares of Common Stock issued and outstanding immediately after this

     Offering. This includes 5,697,967 shares of Common Stock to be issued upon conversion of the Convertible Preferred Stock immediately prior to consummation of the sale of Common Stock pursuant to this offering, but does not include 15,950 shares issuable upon exercise of warrants.

 (2) Pursuant to rules of the Securities and Exchange Commission certain shares of Common Stock which a person has the right to acquire within 60 days of the date hereof pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such person, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

 (3) Includes 1,441,044 shares held by Sierra Ventures IV, L.P. and 57,700 shares held by Sierra Ventures IV International, L.P. (collectively these entities are referred to as "Sierra Ventures"). James B. Tananbaum, M.D., a director of the Company, shares voting and investment powers with respect to such shares. Dr. Tananbaum disclaims beneficial ownership of shares held by Sierra Ventures, except to the extent of his proportionate interest therein.

 (4) Includes 1,441,044 shares held by Sierra Ventures IV, L.P. and 57,700 shares held by Sierra Ventures IV International, L.P. (collectively these entities are referred to as "Sierra Ventures"). James B. Tananbaum, M.D., a director of the Company, shares voting and investment powers with respect to such shares. Dr. Tananbaum disclaims beneficial ownership of shares held by Sierra Ventures, except to the extent of his proportionate interest therein.

 (5) Includes 312,400 shares held by Schroders Incorporated, 374,874 shares held by Schroder Ventures Limited Partnership and 93,720 shares held by Schroder Ventures U.S. Trust (collectively these entities are referred to as "Schroder"). Jeffrey J. Collinson, a director of the Company, shares voting and investment power with respect to such shares. Mr. Collinson disclaims beneficial ownership of shares held by the Schroder entities, except to the extent of his proportionate interest therein.

 (6) Includes 312,400 shares held by Schroders Incorporated, 374,874 shares held by Schroder Ventures Limited Partnership and 93,720 shares held by Schroder Ventures U.S. Trust (collectively these entities are referred to as "Schroder"). Jeffrey J. Collinson, a director of the Company, shares voting and investment power with respect to such shares. Mr. Collinson disclaims beneficial ownership of shares held by the Schroder entities, except to the extent of his proportionate interest therein.

 (7) Includes 347,066 shares held by Weiss, Peck & Greer Venture Associates III, L.P. and 468,765 shares held by WPG Enterprise Fund II, L.P. (collectively these entities are referred to as "Weiss, Peck & Greer"). Ellen M. Feeney shares voting and investment power with respect to such shares. Ms. Feeney disclaims beneficial ownership of shares held by Weiss, Peck & Greer, except to the extent of her proportionate interest therein.


 (8) Includes 807,345 shares held by ALTA V Limited Partnership and 8,486 shares held by Customs House Partners. The respective general partners of these funds exercise sole voting and investment powers with respect to shares held by these funds. Mr. Guy Nohra is a general partner of ALTA V Management Partners, L.P. (which is the general partner of ALTA V Limited Partnership) and as a general partner of the fund he may be deemed to share voting and investment power with respect to shares held by ALTA V Limited Partnership. Mr. Nohra disclaims beneficial ownership of shares held by ALTA V Limited Partnership, except to the extent of his proportionate pecuniary interest therein. Mr. Nohra disclaims all beneficial ownership of all shares held by Customs House Partners.


 (9) Includes 687,797 shares held by Three Arch Partners, L.P. and 154,984 shares held by Three Arch Associates, L.P. (collectively these entities are referred to as "Three Arch"). Wilfred E. Jaeger, M.D. shares voting and investment power with respect to such shares. Dr. Jaeger disclaims beneficial ownership of shares held by Three Arch, except to the extent of his proportionate interest therein. Messrs. Lewis and Steffy are limited partners of Three Arch Partners, L.P., but do not have voting or investment power with respect to such shares.

(10) Includes 687,797 shares held by Three Arch Partners, L.P. and 154,984 shares held by Three Arch Associates, L.P. (collectively these entities are referred to as "Three Arch"). Wilfred E. Jaeger, M.D., a director of the Company, shares voting and investment power with respect to such shares. Dr. Jaeger disclaims beneficial ownership of shares held by Three Arch, except to the extent of his proportionate interest therein. Messrs. Lewis and Steffy are limited partners of

     Three Arch Partners, L.P., but do not have voting or investment power with respect to such shares.

(11) Includes 896,071 shares held by Mayfield VIII and 47,162 shares held by Mayfield Associates Fund II (collectively these entities are referred to as "Mayfield"). Wende S. Hutton shares voting and investment power with respect to such shares held by Mayfield VIII, but has no voting or investment power with respect to shares held by Mayfield Associates Fund
     II. Ms. Hutton disclaims beneficial ownership of shares held by Mayfield, except to the extent of her proportionate interest therein.

(12) Mr. Cross holds options for 33,000 shares, of which none are exercisable within 60 days and none are included in shares beneficially owned.

(13) Mr. Lewis holds options for 33,000 shares, of which none are exercisable within 60 days of August 31, 1996, and none are included in the shares beneficially owned.

(14) Mr. Keefe holds options for 107,800 shares, of which 26,950 are exercisable within 60 days of August 31, 1996, and are included in the shares beneficially owned.

(15) Mr. Morse holds options for 107,800 shares, of which 39,526 are exercisable within 60 days of August 31, 1996, and are included in the shares beneficially owned.

(16) Mr. Torrente holds options for 100,100 shares, of which 29,645 are exercisable within 60 days of August 31, 1996, and are included in the shares beneficially owned.

(17) Mr. Pomeroy holds options for 80,850 shares, of which 32,340 are exercisable within 60 days of August 31, 1996, and are included in the shares beneficially owned.

(18) Ms. Nohre holds options for 27,500 shares, of which none are exercisable within 60 days of August 31, 1996, and none are included in the shares beneficially owned.


(19) Includes up to 250,000 shares which may be purchased by affiliates of Weiss, Peck & Greer in this Offering.



     RehabCare Group, Inc. was one of the founders of the Company, and James M. Usdan, President and Chief Executive Officer of RehabCare Group, Inc. served as a director of the Company from September 1994 through July 1996. See "Certain Transactions."


     Assuming conversion of the Convertible Preferred Stock, there are 18 holders of record of the Company's Common Stock as of August 31, 1996.

                          DESCRIPTION OF CAPITAL STOCK

     The statements made under this section include summaries of certain provisions contained in the Company's Third Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") and in its Amended and Restated By-Laws ("By-Laws"), each of which will become effective prior to this Offering. These statements do not purport to be complete and are qualified in their entirety by reference to the Certificate of Incorporation and By-Laws, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

     Prior to the filing and effectiveness of the Certificate of Incorporation, a total of 70,000,000 shares of Common Stock, par value $0.001 per share, 630,000 shares of Series A Convertible Preferred Stock, par value $0.001 per share, 405,994 shares of Series B Convertible Preferred Stock, par value $0.001 per share, and 30,000,000 shares of Preferred Stock, par value $0.001 per share (the "Undesignated Preferred Stock") are authorized. Upon filing and effectiveness of the Certificate of Incorporation, only the Common Stock and the Undesignated Preferred Stock will be authorized, of which 7,030,067 shares of Common Stock will be outstanding and no shares of Undesignated Preferred Stock will be outstanding. As of August 31, 1996, 1,332,100 shares of Common Stock were issued and outstanding. In addition, 575,850 shares of Common Stock are issuable pursuant to options granted under the Company's Stock Option Plan, 15,950 shares of Series B Convertible Preferred Stock are issuable upon exercise of outstanding warrants to purchase such shares, 5,697,967 shares of Common Stock are issuable pursuant to conversion of the Convertible Preferred Stock, and 209,550 shares are available for the grant of additional options under the Stock Option Plan.

COMMON STOCK

     Holders of Common Stock are entitled to one vote for each share held of record on all matters to be submitted to a vote of the stockholders (except for certain matters upon which the holders of Convertible Preferred Stock are entitle to vote upon as a class) and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of Convertible Preferred Stock and the Undesignated Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors of the Company out of funds legally available therefor. See "Dividend Policy." All outstanding shares of Common Stock are, and the shares to be sold in this Offering when issued and paid for will be, fully paid and nonassessable, and the holders thereof will have no preferences or conversion, exchange or preemptive rights. In the event of any liquidation, dissolution or winding up of the affairs of the Company, holders of Common Stock will be entitled to share ratably in the assets of the Company remaining after payment or provision for payment of all of the Company's debts and obligations and liquidation payments to holders of outstanding shares of Convertible Preferred Stock and Undesignated Preferred Stock, if any.

UNDESIGNATED PREFERRED STOCK

     The Certificate of Incorporation authorizes the designation and issuance by the Company of 30,000,000 shares of Undesignated Preferred Stock issuable in one or more series or classes. Under the Certificate of Incorporation the Company's Board of Directors is authorized, without further shareholder action, to provide for the issuance of Undesignated Preferred Stock in one or more classes or series in such number of shares, and with such voting rights, designations, preferences, limitations and special or relative rights (if any) as shall be set forth in resolutions providing for the issuance thereof adopted by the Board of Directors. The Board of Directors is authorized to determine, among other things, with respect to each class or series of Undesignated Preferred Stock:
(i) the number of shares constituting that class or series; (ii) the dividend rate, whether dividends will be cumulative, and, if so, from which date or dates; (iii) whether, and upon what terms, such class or series will have voting rights, in addition to any voting rights provided by law; (iv) whether, and upon what terms, such class or series will have conversion privileges (including rights to convert such stock into other capital stock of the Company or any other entity (so-called "poison pill" stock)); (v) whether, and upon what terms, such class or series will be redeemable at the option of the Company or the holder (or both); (vi) the rights of the shares of that class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company; and (vii) any other relative rights, preferences and limitations of that class or series as may be permitted or required by law.

     It is not possible to state the actual effect of the authorization of the Undesignated Preferred Stock upon the rights of holders of the Common Stock until the Board of Directors determines the specific rights of the holders of a series of Undesignated Preferred Stock. However, the issuance of shares of Undesignated Preferred Stock could adversely affect the rights of the holders of Common Stock. Such effects might include: (i) restrictions on dividends on the Common Stock if dividends on the Undesignated Preferred Stock have not been paid; (ii) dilution of the voting power of the Common Stock to the extent that the Undesignated Preferred Stock has voting rights; (iii) dilution of the equity interest of the Common Stock to the extent that the Undesignated Preferred Stock is converted into Common Stock; or (iv) the Common Stock not being entitled to share in the Company's assets upon liquidation until satisfaction of any liquidation preference granted the holders of the Undesignated Preferred Stock.

     Additionally, the issuance by the Board of Directors of any shares of Undesignated Preferred Stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, may be used to deter, discourage or make more difficult the assumption of control of the Company by another corporation or person through a tender offer, merger, proxy context or similar transaction or series of transactions.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     Certain provisions of the Delaware General Corporation Law and of the Company's Certificate of Incorporation and By-laws, summarized in the following paragraphs, may be considered to have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in such stockholder's best interest, including such an attempt as might result in payment of a premium over the market price for shares held by stockholders. These provisions, together with the classified Board of Directors and the ability of the Board of Directors to issue Undesignated Preferred Stock without further stockholder action, also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to stockholders of the Company. The Board of Directors of the Company believes that these provisions are appropriate to protect the interests of the Company and all of its stockholders.

     Board of Directors. The By-laws provide, subject to the rights of the holders of the Undesignated Preferred Stock, if and when issued, that the number of directors shall be fixed by the Board of Directors. The directors, other than those who may be elected by the holders of Undesignated Preferred Stock, if and when issued, are divided into three classes, as nearly equal in number as possible, with each class serving for a three-year term. Subject to any rights of the holders of Undesignated Preferred Stock, if and when issued, to elect directors, and to remove any director whom the holders of any such stock had the right to elect, any director of the Company may be removed from office only with cause and by the affirmative vote of at least two-thirds of the total votes eligible to be cast by stockholders in the election of such director. Any vacancies on the Board of Directors shall be filled by the Board of Directors.

     Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors. The By-laws establish an advance notice procedure with regard to the nomination by the stockholders of the Company of candidates for election as directors (the "Nomination Procedure") and with regard to other matters to be brought by stockholders before a meeting of stockholders of the Company (the "Business Procedure").

     The Nomination Procedure requires that a stockholder give written notice, delivered to or mailed and received at the principal executive offices of the corporation not less than 60 days nor more than

90 days prior to the meeting, in proper form, of a planned nomination for the Board of Directors to the Secretary of the Company. Detailed requirements as to the form and timing of that notice are specified in the By-laws. If the Board of Directors (or any committee designated by the Board of Directors) determines that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director.

     Under the Business Procedure, a stockholder seeking to have any business conducted at an annual meeting must give written notice, delivered to or mailed and received at the principal executive offices of the corporation not less than 60 days nor more than 90 days prior to the meeting, in proper form, to the Secretary of the Company. Detailed requirements as to the form and timing of that notice are specified in the By-laws. If the Board of Directors (or any committee designated by the Board of Directors) determines that the other business was not properly brought before such meeting in accordance with the Business Procedure, such business will not be conducted at such meeting.

     Although the By-laws do not give the Board of Directors any power to approve or disapprove stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual or any other meeting, the By-laws (i) may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed or (ii) may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company, even if the conduct of such solicitation or such attempt might be beneficial to the Company and its stockholders.

     Special Meetings of the Stockholders of the Company. The Company's By-laws provide that a special meeting of the stockholders of the Company may be called only by the affirmative vote of a majority of the Board of Directors. Under this provision the stockholders are unable to call a special meeting of stockholders and the provision potentially limits the stockholders' ability to offer proposals at meetings of stockholders, if no special meetings are otherwise called by the Board of Directors.

     Written Action in Lieu of Special Meeting of Stockholders. The Company's Certificate of Incorporation precludes stockholders from taking action by written consent. This provision prohibits stockholders from taking formal action without the holding of a special or annual meeting of stockholders.

     Delaware Takeover Statute. The Company is subject to Section 203 of the Delaware General Corporation Law which, with certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned
(a) by persons who are directors and officers, and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or after such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. An "interested stockholder" is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

     Although Section 203 of the Delaware General Corporation Law permits a corporation to elect not to be governed by Section 203, the Company to date has not made this election.

     Amendment of Certificate of Incorporation. The Certificate of Incorporation provides that an amendment thereof must first be approved by a majority of the Board of Directors and (with certain exceptions) thereafter approved by the holders of a majority of the total votes eligible to be cast by holders of voting stock, voting by class with respect to such amendment or repeal; provided however, that the affirmative vote of not less than two-thirds of the total votes eligible to be cast by holders of voting stock, voting by class, is required to amend the provisions with respect to shareholder action, provisions regarding directors, limitation of liability and amendment of the By-laws and Certificate of Incorporation.

     Amendment of By-laws. The Certificate of Incorporation provides that the By-laws may be amended or repealed by the Board of Directors or by the stockholders. Such action by the Board of Directors requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of the holders of at least two-thirds of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal at an annual meeting of stockholders or a special meeting called for such purpose, unless the Board of Directors recommends that the stockholders approve such amendment or repeal at such meeting, in which case such amendment or repeal shall only require the affirmative vote of a majority of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal.

DIRECTOR LIABILITY AND INDEMNIFICATION

     The Company's Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or to its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that such provision will not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the Company or to its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for the payment of a dividend or the payment for the purchase or redemption of the Company's stock in violation of Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. In essence, stockholders of the Company may not seek to hold the directors, directly or through a derivative action, personally liable for damages for breach of their fiduciary duty involving negligent or grossly negligent acts or omissions. These provisions may have the effect of discouraging stockholders' derivative actions against directors and officers. The personal liability of a director for violation of the federal securities laws is not limited or otherwise affected. In addition, these provisions do not affect the ability of stockholders to obtain injunctive or other equitable relief from the courts with respect to a transaction which is the product of negligence. Nor would these provisions preclude an action by stockholders for damages against the director for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law, payment of an unlawful dividend or approval of an unlawful stock repurchase or any transaction in which the director obtained an improper personal benefit or actions by third parties against the Company.

     The Company's By-laws provide that the Company shall indemnify any person who was or is involved in any manner or was or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of the corporation or other enterprise against all expenses, liability and loss actually and reasonably incurred by him in connection with such proceeding. The Company may confer on such person the right to receive payment of any expenses incurred by the person being indemnified in connection with such proceeding in advance of the final disposition of the proceeding, consistent with applicable law as then in effect.

     The right of indemnification, including the right, if any, to receive payment in advance of expenses, conferred by the Company's By-laws is not exclusive of any other rights to which any person seeking indemnification may otherwise be entitled. The By-laws also specify certain procedures, presumptions and remedies that apply with respect to the right to indemnification and the advancement of expenses provided for therein.

     The Company intends to maintain directors' and officers' liability insurance.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock of the Company is Boatmen's Trust Company, St. Louis, Missouri.

REGISTRATION RIGHTS

     The holders of 5,697,967 shares of Common Stock issuable upon conversion of Convertible Preferred Stock prior to this Offering, the holder of a warrant exercisable for 15,950 shares of Common Stock, and the holders of 1,332,100 shares of Common Stock (the "Registrable Stock") are entitled to certain rights with respect to the registration of the sale of such shares under the Securities Act. These rights are provided under the terms of an Amended and Restated Registration Rights Agreement between the Company and the holders of Registrable Securities and in a Warrant Agreement. Subject to certain limitations in the Amended and Restated Registration Rights Agreement, the holders of at least 40% of the Registrable Stock may require, on two occasions at any time after six months from the effective date of this Offering, that the Company use its best efforts to register the Registrable Stock for public resale. If the Company registers for sale or resale any of its Common Stock either for its own account or for the account of other security holders, the holders of Registrable Stock are entitled to include their shares of Common Stock in such registration. A holder's right to include shares in the underwritten registration is subject to the ability of the underwriters to limit the number of shares included in the offering. Holders of at least 40% of the Registrable Stock may also require the Company to register for resale all or a portion of their Registrable Stock on Form S-3 when use of such form becomes available to the Company, provided, among other limitations, that the proposed aggregate price to the public of the shares sold would exceed $1.0 million. All fees, costs and expenses of such registrations must be borne by the Company and all selling expenses (including underwriting discounts, selling commissions and stock transfer taxes) relating to Registrable Stock must be borne by the holders of the securities being registered.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this Offering, the Company will have outstanding 9,530,067 shares of Common Stock (based on the number of shares of Common Stock outstanding as of August 31, 1996, and assuming conversion of the Convertible Preferred Stock). Of these shares the 2,500,000 shares of Common Stock sold by the Company in this Offering will be freely tradable in the public market without restriction under the Securities Act, except that any shares purchased by affiliates ("Affiliates") of the Company, as that term is defined in Rule 144 ("Rule 144") adopted under the Securities Act, may generally only be sold in compliance with the applicable provisions of Rule 144.



     The remaining 7,030,067 shares ("Restricted Shares") are deemed to be "restricted securities" under Rule 144 because they were originally issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act. Approximately 1,305,148 Restricted Shares will become eligible for sale in the public market pursuant to Rule 144 beginning 90 days after the date of this Prospectus (subject to compliance with the volume and other limitations of Rule 144 described below), of which 978,861 shares are subject to the lock-up agreements described below. Additional Restricted Shares will become subject to sale under Rule 144 from time to time.


     The Company and its executive officers, directors and certain other stockholders of the Company who in the aggregate will hold 6,703,780 shares of Common Stock upon completion of this Offering, have agreed pursuant to certain agreements (the "Lock-up Agreements") that they will not without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for any shares of Common Stock for a period of 180 days from the date of this Prospectus.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an Affiliate, who has beneficially owned Restricted Shares for at least two years from the later of the date such Restricted Shares were acquired from the Company or the date they were acquired from an Affiliate, is entitled to sell within any three-month period a number of shares that does not exceed the greater of (x) 1% of the then outstanding shares of the Common Stock, or (y) the average weekly trading volume in the Common Stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Sales under Rule 144 are also subject to certain provisions relating to the manner and notice of sale and availability of current public information about the Company. Affiliates may sell shares not constituting Restricted Securities in accordance with the foregoing volume limitations and other restrictions, but without regard to the two-year holding period.

     Further, under Rule 144(k), after three years have elapsed from the later of the date Restricted Shares were acquired from the Company or the date they were acquired from an Affiliate, a holder of such Restricted Shares who is not an Affiliate at the time of the sale and has not been an Affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above.


     The Securities and Exchange Commission has recently proposed amendments to Rule 144 and Rule 144(k) that would permit resales of Restricted Shares under Rule 144 after a one-year, rather than a two-year holding period, subject to compliance with the other provisions of Rule 144, and would permit resale of Restricted Shares by non-Affiliates under Rule 144(k) after a two-year, rather than a three-year holding period. Assuming adoption of such amendments, approximately 1,305,148 restricted securities will be eligible for sale in the public market immediately after this offering pursuant to Rule 144(k), of which 978,861 shares are subject to the Lock-up Agreements, and approximately 3,491,950 Restricted Shares will become eligible for sale in the public market pursuant to Rule 144 beginning 90 days after the date of this Prospectus (subject to compliance with the volume and other limitations of Rule 144), all of which shares are subject to the Lock-up Agreements. Additional Restricted Shares will become eligible for sale under Rule 144 from time to time.

     The Company intends to file registration statements on Form S-8 under the Securities Act to register issuance of up to 575,850 shares of Common Stock subject to options which may be granted under the Company's Stock Option Plan. See "Management--Executive Compensation."

     Prior to this Offering, there has been no public market for the Common Stock of the Company, and no precise prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares of Common Stock for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock of the Company in the public market could have a material adverse effect on prevailing market prices and could impair the Company's future ability to raise capital through the sale of its equity securities.

                                  UNDERWRITING


     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters") through their representatives Hambrecht & Quist LLC, Robertson, Stephens & Company and Needham & Company, Inc. (the "Representatives"), have severally agreed to purchase from the Company the following respective number of shares of Common Stock set forth opposite the name of each such Underwriter below at the initial public offering price less the underwriting discount set forth on the cover of this Prospectus:



                                                                              NUMBER OF
                                   UNDERWRITERS                                SHARES
                                                                              ---------
        Hambrecht & Quist LLC..............................................
        Robertson, Stephens & Company LLC..................................
        Needham & Company, Inc. ...........................................
                                                                              ----------
          Total............................................................   2,500,000
                                                                              ==========


     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company, their counsel and the Company's independent auditors. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any such shares are purchased.

     The Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess
of $          per share. The Underwriters may allow and such dealers may reallow
a concession not in excess of $          per share to certain other dealers.
After the initial public offering of the shares, the offering price and other selling terms may be changed by the Representatives of the Underwriters.


     The Company has granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to an additional 375,000 shares of Common Stock, at the initial public offering price, less the underwriting discounts set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock offered hereby. The Company will be obligated, pursuant to the option, to sell shares to the Underwriters to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Common Stock offered hereby.


     The offering of the shares is made for delivery when, as, and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.


     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.


     The officers and directors of the Company and certain stockholders are subject to lock-up agreements which provide that they will not, without the prior written consent of Hambrecht & Quist

LLC, during the 180-day period following the date of this Prospectus sell, offer, contract to sell, make any short sale, pledge, transfer or otherwise dispose of, directly or indirectly, any shares of Common Stock, any options, rights or warrants to purchase any shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock owned by them or with respect to which the holder has the power of disposition. In addition, the Company has agreed that it will not, without the prior written consent of Hambrecht & Quist LLC, issue, sell, offer, contract to sell, make any short sale, pledge, issue or sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Common Stock, or securities exchangeable for or convertible into or exercisable for any rights to purchase or acquire any shares of Common Stock during the 180-day period following the date of this Prospectus, except that the Company may issue shares upon the exercise of options granted prior to the date hereof and may grant additional options under its stock option plans. Hambrecht & Quist LLC may, in its sole discretion, release any of the shares subject to lock-up agreements at any time, without prior notice.


     Prior to this Offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiation between the Company and the Representatives of the Underwriters. Among the factors to be considered in determining the initial public offering price are prevailing market and economic conditions, revenues and earnings of the Company, market valuations of other companies engaged in activities similar to the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, an assessment of the Company's management and other factors deemed relevant.

                                 LEGAL MATTERS


     The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Suelthaus & Walsh, P.C., St. Louis, Missouri. As of September 1, 1996, Thomas M. Walsh, President of Suelthaus & Walsh, P.C. and general counsel to the Company, beneficially owned 35,750 shares of Common Stock. The Company leases its corporate offices in St. Louis, Missouri, pursuant to a sublease with Suelthaus & Walsh, P.C., which expires March 30, 2000, and provides for payments of $7,000 per month, increasing to $8,333 per month on April 1, 1998.


                                    EXPERTS

     The consolidated financial statements of Intensiva HealthCare Corporation and subsidiaries as of December 31, 1994 and 1995 and for the period from July 18, 1994 (inception) through December 31, 1994 and the year ended December 31, 1995 have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and in the Registration Statement upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-l, including amendments thereto, relating to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a world wide web site at http://www.sec.gov. This web site contains reports, proxy and information statements filed electronically with the Commission.

     The Company intends to furnish its stockholders annual reports containing financial statements audited by its independent certified public accountants.

                        INTENSIVA HEALTHCARE CORPORATION
                                AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Independent auditors' report.........................................................    F-1
Consolidated balance sheets, as of December 31, 1994 and 1995........................    F-2
Consolidated statements of operations, period from July 18, 1994 (inception) through
  December 31, 1994 and the year ended December 31, 1995.............................    F-3
Consolidated statements of stockholders' equity, period from July 18, 1994
  (inception) through December 31, 1994 and the year ended December 31, 1995.........    F-4
Consolidated statements of cash flows, period from July 18, 1994 (inception) through
  December 31, 1994 and the year ended December 31, 1995.............................    F-5
Notes to consolidated financial statements...........................................    F-6
Condensed consolidated balance sheet and pro forma condensed consolidated balance
  sheet, as of June 30, 1996 (unaudited).............................................   F-11
Condensed consolidated statements of operations, six months ended June 30, 1995 and
  1996 (unaudited)...................................................................   F-12
Condensed consolidated statements of cash flows, six months ended June 30, 1995 and
  1996 (unaudited)...................................................................   F-13
Notes to condensed consolidated financial statements (unaudited).....................   F-14

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Intensiva HealthCare Corporation and subsidiaries:

     We have audited the accompanying consolidated balance sheets of Intensiva HealthCare Corporation and subsidiaries (the Company) as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from July 18, 1994 (inception) through December 31, 1994 and the year ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Intensiva HealthCare Corporation and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for the period from July 18, 1994 (inception) through December 31, 1994 and the year ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

St. Louis, Missouri
January 31, 1996, except as to note 9,
which is as of September 10, 1996

                        INTENSIVA HEALTHCARE CORPORATION
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1995

                                                                         1994          1995
                                                                      ----------    -----------
                               ASSETS
Current assets:
  Cash and cash equivalents.........................................  $  190,284    $11,261,422
  Receivable on sale of common and preferred stock..................   4,304,900        --
  Accounts receivable, less allowance for doubtful accounts of
     $139,508 in 1995...............................................      --            985,697
  Inventories.......................................................      --              9,087
  Prepaid expenses..................................................      --            134,318
                                                                      ----------    ------------
     Total current assets...........................................   4,495,184     12,390,524
Property and equipment, net.........................................       2,993        587,904
Organizational and preopening costs, net............................       5,632        164,158
Other assets........................................................      55,707        555,467
                                                                      ----------    ------------
                                                                      $4,559,516    $13,698,053
                                                                      ==========    ============
                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term obligations.....................  $   --        $   210,290
  Accounts payable..................................................      45,387        483,707
  Accrued salaries, wages, and benefits.............................      11,268        224,139
  Note payable--stockholder.........................................     265,200        265,200
                                                                      ----------    ------------
     Total current liabilities......................................     321,855      1,183,336
                                                                      ----------    ------------
Long-term obligations, less current installments....................      --            291,208
Deferred rent expense...............................................      --            433,333
Stockholders' equity:
  Preferred stock, $0.001 par value, 30,000,000 shares authorized,
     no shares issued...............................................      --            --
  Series A convertible preferred stock, $0.001 par value, 3,465,000 shares authorized; 2,365,000 and 3,465,000 shares issued and
     outstanding for 1994 and 1995, respectively....................       2,365          3,465
  Series B convertible preferred stock, $0.001 par value, 2,232,967 shares authorized; 2,232,967 shares issued and outstanding in
     1995...........................................................      --              2,233
  Common stock, $0.001 par value, 70,000,000 shares authorized;
     1,332,100 shares issued and outstanding........................       1,332          1,332
  Additional paid-in capital........................................   4,449,384     14,846,051
  Accumulated deficit...............................................    (215,420)    (3,062,905)
                                                                      ----------    ------------
     Total stockholders' equity.....................................   4,237,661     11,790,176
                                                                      ----------    ------------
                                                                      $4,559,516    $13,698,053
                                                                      ==========    ============

          See accompanying notes to consolidated financial statements.

                        INTENSIVA HEALTHCARE CORPORATION
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
        PERIOD FROM JULY 18, 1994 (INCEPTION) THROUGH DECEMBER 31, 1994
                        AND YEAR ENDED DECEMBER 31, 1995

                                                                         1994          1995
                                                                       ---------    -----------
Net patient service revenues........................................   $      --    $ 1,488,389
Costs and expenses:
  Operating expenses................................................          --      2,520,873
  General and administrative........................................     213,739      1,884,063
  Provision for doubtful accounts...................................          --        139,508
  Depreciation and amortization.....................................         475         29,494
                                                                       ----------   ------------
       Total costs and expenses.....................................     214,214      4,573,938
                                                                       ----------   ------------
       Operating loss...............................................    (214,214)    (3,085,549)
Interest income.....................................................       1,026        266,668
Interest expense....................................................      (2,232)       (28,604)
                                                                       ----------   ------------
       Net loss.....................................................   $(215,420)   $(2,847,485)
                                                                       ==========   ============
       Pro forma loss per share.....................................                $     (0.39)
                                                                                    ============
       Pro forma weighted average outstanding shares................                  7,268,492
                                                                                    ============

          See accompanying notes to consolidated financial statements.

                        INTENSIVA HEALTHCARE CORPORATION
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
        PERIOD FROM JULY 18, 1994 (INCEPTION) THROUGH DECEMBER 31, 1994
                        AND YEAR ENDED DECEMBER 31, 1995

                                                    COMMON STOCK
                             PREFERRED STOCK     ------------------   ADDITIONAL                      TOTAL
                           -------------------    NUMBER                PAID-IN     ACCUMULATED   STOCKHOLDERS'
                           SERIES A   SERIES B   OF SHARES   AMOUNT     CAPITAL       DEFICIT        EQUITY
                           --------   --------   ---------   ------   -----------   -----------   -------------
Initial capitalization,
  issuance of common
  stock..................   $--        $--       1,305,150   $1,305   $   146,876   $   --         $    148,181
Issuance of common
  stock..................    --         --          26,950      27          4,873       --                4,900
Issuance of Series A
  convertible preferred
  stock, 2,365,000
  shares.................    2,365      --          --        --        4,297,635       --            4,300,000
Net loss.................    --         --          --        --          --           (215,420)       (215,420)
                           -------    -------    ----------  -------  ------------  ------------   ------------
Balance, December 31,
  1994...................    2,365      --       1,332,100   1,332      4,449,384      (215,420)      4,237,661
Issuance of Series A
  convertible preferred
  stock, 1,100,000
  shares.................    1,100      --          --        --        1,998,900       --            2,000,000
Issuance of Series B
  convertible preferred
  stock, 2,232,967
  shares.................    --         2,233       --        --        8,397,767       --            8,400,000
Net loss.................    --         --          --        --          --         (2,847,485)     (2,847,485)
                           -------    -------    ----------  -------  ------------  ------------   ------------
Balance, December 31,
  1995...................   $3,465     $2,233    1,332,100   $1,332   $14,846,051   $(3,062,905)   $ 11,790,176
                           =======    =======    ==========  =======  ============  ============   ============

          See accompanying notes to consolidated financial statements.

                        INTENSIVA HEALTHCARE CORPORATION
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
        PERIOD FROM JULY 18, 1994 (INCEPTION) THROUGH DECEMBER 31, 1994
                        AND YEAR ENDED DECEMBER 31, 1995

                                                                         1994          1995
                                                                       ---------    -----------
Cash flows from operating activities:
  Net loss...........................................................  $(215,420)   $(2,847,485)
  Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation and amortization...................................        475         29,494
     Provision for doubtful accounts.................................     --            139,508
     Increase in accounts receivable.................................     --         (1,125,205)
     Increase in inventories, prepaid expenses, and other assets.....     (7,526)      (130,665)
     Increase in accounts payable....................................     45,387        438,320
     Increase in accrued salaries, wages, and benefits...............     11,268        212,871
     Increase in accrued rent differential...........................     --            433,333
                                                                       ----------   ------------
       Net cash used in operating activities.........................   (165,816)    (2,849,829)
                                                                       ----------   ------------
Cash flows from investing activities:
  Additions to property and equipment................................     (3,468)      (555,171)
  Organizational and preopening costs................................     (5,632)      (162,881)
                                                                       ----------   ------------
       Net cash used in investing activities.........................     (9,100)      (718,052)
                                                                       ----------   ------------
Cash flows from financing activities:
  Proceeds from issuance of preferred and common stock...............    100,000     14,704,900
  Proceeds from issuance of note payable stockholder.................    265,200        --
  Payments on long-term obligations..................................     --            (65,881)
                                                                       ----------   ------------
     Net cash provided by financing activities.......................    365,200     14,639,019
                                                                       ----------   ------------
     Increase in cash and cash equivalents...........................    190,284     11,071,138
Cash and cash equivalents, beginning of period.......................     --            190,284
                                                                       ----------   ------------
Cash and cash equivalents, end of period.............................  $ 190,284    $11,261,422
                                                                       ==========   ============
Supplemental cash flow information--cash paid for interest...........  $   2,232    $    28,604
                                                                       ==========   ============
Supplemental information--noncash activity:
  Acquisition of software license....................................  $  --        $   512,500
  Acquisition of equipment through capital leases....................     --             54,609
  Notes receivable received for exchange of common stock.............     48,181        --
  Receivable for common and preferred stock subscribed...............  4,304,900        --
                                                                       ==========   ============

          See accompanying notes to consolidated financial statements.

                        INTENSIVA HEALTHCARE CORPORATION
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1994 AND 1995

(1) BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

     (a) Description of Business

     Intensiva HealthCare Corporation and subsidiaries (the Company) was incorporated in Delaware on July 18, 1994. The Company is developing and operating a network of acute long-term care hospitals in certain health care markets across the United States. Activities in 1994 primarily consisted of raising capital, obtaining financing, and organizing administrative functions.

     (b) Principles of Consolidation

     The consolidated financial statements of the Company include all of its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

     (c) Cash Equivalents

     Cash equivalents consist of interest-bearing money market accounts and debt instruments with maturities of three months or less.

     (d) Inventories

     Inventories, which consist principally of medical supplies, are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

     (e) Property and Equipment

     Property and equipment are stated at cost. Equipment under capital leases is stated at the present value of minimum lease payments.

     Depreciation and amortization is calculated using the straight-line method over the estimated useful lives of the assets (leasehold improvements are amortized over the shorter of the lease term or estimated useful life of the asset). Useful lives for property and equipment are leasehold improvements--5 years and equipment--3-10 years.

     (f) Organizational, Preopening, and Other Costs

     Organizational and preopening costs consist of legal, consulting, and other start-up costs incurred by the Company during the development phase of a new hospital. These costs are capitalized and amortized to expense over a period of twelve months beginning when the new hospital is opened and begins to admit patients. Costs related to marketing and development of new facilities at the corporate level are expensed as incurred.

     (g) Other Assets

     Other assets consist of notes receivable from officers (see note 7) and a software license agreement obtained at a cost of $512,500 with a national hospital systems vendor. The software license agreement will be amortized into expense over the three-year estimated useful life of the license.

     (h) Deferred Rent Expense

     The leases on the Company's health care facilities include scheduled base rent increases over the terms of the leases. The total amount of the base rent payments is being charged to expense on the straight-line method over the term of the lease. Deferred rent expense represents the excess of rent expense over cash payments since inception of the various leases.

                        INTENSIVA HEALTHCARE CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED

     (i) Income Taxes

     Deferred taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those differences are expected to be recovered or settled.

     (j) Revenue Recognition

     The Company recognizes revenue as services are provided to patients.

     Net patient service revenues and related accounts receivable are reported at the estimated net realizable amounts from patients, third-party payors, and others for services rendered, including estimated retroactive adjustments under reimbursement agreements with third-party payors. Retroactive adjustments are accrued on an estimated basis in the period the related services are rendered and adjusted in future periods as final settlements are determined.

     Approximately 44% of the Company's net patient service revenues for 1995 were derived from funds under the Medicare program, and approximately 66% of the Company's net accounts receivable at December 31, 1995 are from this source.

     The Company has agreements with third-party payors that provide for patient care reimbursement at rates which differ from the customary charges for such care. During the qualification period to become certified as a long-term care hospital (which historically have been approximately 7 months long for the Company) Medicare reimburses the Company under the Prospective Payment System which provides for payment at predetermined amounts based on the discharge diagnosis. Upon obtaining certification as a long-term care hospital, the Company's hospitals receive cost-based reimbursement from Medicare. Payment for patient services covered by certain commercial insurance carriers, health maintenance organizations and preferred provider organizations are based upon reimbursement agreements which include negotiated rates for specific services, discounts from established charges and prospectively determined per diem rates.

     (k) Use of Estimates

     Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

     (l) Net Loss Per Share

     The Company's net loss per share calculations are based upon the weighted average number of shares of common stock outstanding. Pursuant to the requirements of the Securities and Exchange Commission Staff Accounting Bulletin No. 83, options to purchase common stock issued at prices below the initial public offering price during the twelve months immediately preceding the contemplated initial filing of the registration statement relating to the initial public offering (IPO), have been included in the computation of net loss per share as if they were outstanding for all periods presented. Other shares issuable upon the exercise of stock options or conversion of convertible preferred stock have been excluded from historical per share amounts because the effect of their inclusion would be anti-dilutive.

                        INTENSIVA HEALTHCARE CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED

     (m) Impact of Recently Issued Accounting Standards

     In March 1995, the FASB issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted Statement 121 in the first quarter of 1996 and the effect was not material to the Company's operations or financial position taken as a whole. Under SFAS No. 121, property and equipment of the Company are reviewed for impairment whenever events or circumstances indicate that the asset's undiscounted expected cash flows are not sufficient to recover its carrying amount. The Company measures an impairment loss by comparing the fair value of the asset to its carrying amount. Fair value of an asset is calculated as the present value of expected future cash flows.

     In October 1995, the FASB issued Statement No. 123, Accounting for Stock-Based Compensation, which provides an alternative to APB Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for stockbased compensation issued to employees. The Statement allows for a fair value-based method of accounting for employee stock options and similar equity instruments. However, for companies that continue to account for stock-based compensation arrangements under Opinion No. 25, Statement No. 123 requires disclosure of the pro forma effect on net income and earnings per share of its fair value-based accounting for those arrangements. The Company adopted Statement No. 123 in the first quarter of 1996 and has elected to continue to account for stock-based compensation arrangements under APB Opinion No. 25.

(2) PROPERTY AND EQUIPMENT

     Property and equipment as of December 31, 1994 and 1995 are as follows:

                                                                       1994       1995
                                                                      ------    --------

        Leasehold improvements.....................................   $   --    $210,331
        Equipment..................................................    3,468     351,902
        Equipment under capital leases.............................       --      54,609
                                                                      -------   --------
                                                                       3,468     616,842
        Less accumulated depreciation and amortization.............      475      28,938
                                                                      -------   --------
             Property and equipment, net...........................   $2,993    $587,904
                                                                      =======   ========

(3) LONG-TERM OBLIGATIONS

     Long-term obligations at December 31, 1995 consist of various capital leases and a software license agreement aggregating $501,498, with a combined effective interest rate of approximately 8%, and maturities from three to five years.

     The aggregate maturities of long-term obligations at December 31, 1995 are as follows:

        1996...............................................................    $239,168
        1997...............................................................     259,797
        1998...............................................................      32,448
        1999...............................................................      10,916
        2000...............................................................       4,964
                                                                              ---------
                                                                                547,293
        Less interest on capital lease obligations.........................      45,795
                                                                              ---------
                                                                               $501,498
                                                                              =========

                        INTENSIVA HEALTHCARE CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED

(4) STOCKHOLDERS' EQUITY

     The Company and its stockholders have entered into an Amended and Restated Stockholders' Agreement, dated December 20, 1995 (the Agreement) which expires on December 20, 1999, or the completion of an IPO, whichever occurs first. The Agreement includes provisions which restrict stockholders as to the sale or transfer of stock and restrict the Company as to the issuance or repurchase of stock and payment of dividends on common stock.

     Series A convertible preferred stock and Series B convertible preferred stock require an 8% annual, cumulative dividend payable quarterly. Each share of preferred stock is convertible into one share of common stock, subject to antidilution provisions. Under certain circumstances, the Company can force conversion of the preferred stock or, at the Company's option, redeem for cash the Series A convertible preferred stock and the Series B convertible preferred stock for $1.8181 and $3.7618 per share, respectively, plus accrued dividends. Preferred stock dividends in arrears as of December 31, 1994 and 1995 totaled $942 and $522,562, respectively.

     On January 26, 1995, the Board of Directors of the Company approved a stock option plan (Stock Plan) pursuant to which incentive stock options and nonqualified stock options may be granted. Under the Stock Plan, options to purchase 785,400 common shares may be for a term not to exceed 10 years (five years with respect to a person who owns more than 10% of the capital stock of the Company). The exercise price of all stock options must be at least equal to the fair market value of the shares of stock, as determined by the Company's Board of Directors (110% of fair market value for a person who owns more than 10% of the capital stock of the Company). During 1995, options to purchase 536,800 shares were granted under the Stock Plan at an exercise price of $0.08 per share. As of December 31, 1995, options to purchase 69,702 shares had vested and were exercisable.


     The Company has reserved for issuance 6,483,367 shares of common stock for purposes of conversion of preferred stock and exercise of stock options.


(5) EMPLOYEE BENEFITS

     As of September 22, 1995, the Company adopted an employee savings plan (the
Plan), a defined contribution plan qualified under Section 401(k) of the Internal Revenue Code, which covers substantially all employees. Each participant may make an annual contribution to their account of 15% of their compensation, subject to certain limitations. The Company's matching contribution is 25% of participant contributions. The Company may make annual discretionary contributions to the Plan not to exceed 15% of the total compensation of all plan participants. Participants vest in the Company's matching portion at a rate of 20% per year. Forfeitures of contributions related to nonvested participant balances will be used to reduce the Company's contributions and/or plan expenses. For the year ended December 31, 1995, no expense had been incurred by the Company related to the Plan.

                        INTENSIVA HEALTHCARE CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED

(6) INCOME TAXES

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets at December 31, 1994 and 1995 are as follows:

                                                                     1994         1995
                                                                    -------    ----------
        Net operating loss carryforwards.........................   $73,243    $  834,230
        Allowance for doubtful accounts..........................     --           47,433
        Deferred rent expense....................................     --          147,333
        Other....................................................     --           12,392
                                                                    -------    ----------
                                                                     73,243     1,041,388
        Less valuation allowance.................................    73,243     1,041,388
                                                                    -------    ----------
                                                                    $ --       $   --
                                                                    =======    ==========

     A valuation allowance is necessary for deferred tax assets if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. The Company has approximately $2,500,000 of net operating loss carryforwards for income tax purposes, which, if unused, will begin to expire in the year 2009. No cash was paid for taxes in 1994 or 1995.

(7) RELATED PARTY TRANSACTIONS

     Other assets as of December 31, 1994 and 1995 include notes receivable from two executive officers aggregating $48,181 and $42,967, respectively. Pursuant to employment agreements with these two officers, amounts receivable are forgiven through their service to the Company over a period which extends through September 22, 1997.

     Note payable - stockholder represents unsecured advances received from a minority stockholder which bear interest at 1% over the prime rate published by a local bank (9.75% at December 31, 1995), and are payable in quarterly installments, with the final installment due June 30, 1996.

(8) COMMITMENTS AND CONTINGENCIES

     The Company's health care facilities are located in space leased from acute care health care providers (Host Hospitals) under operating lease agreements with Host Hospitals with initial terms of five or more years, with varying renewal terms. The Company leases corporate office space under a noncancellable operating lease which expires in the year 2000.

     Minimum annual lease payments on noncancellable operating leases with maturities in excess of one year are as follows: $1,097,250 in 1996, $2,094,000 in 1997, $2,100,667 in 1998, $2,110,000 in 1999, and $2,168,333 in 2000. Rent
expense was approximately $965,000 in 1995.

(9) SUBSEQUENT EVENTS

     On September 10, 1996, the Company filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation that provides for (a) the authorization of 30 million shares of preferred stock, par value $0.001 per share, the terms of which may be determined by the Board of Directors from time to time, and (b) the authorization of 70 million shares of common stock, $0.001 par value. On September 10, 1996, the Company also effected a 5 1/2 for 1 stock split of its common stock in the form of a stock dividend. Accordingly, the stock split and the changes in preferred and common stock have been given retroactive effect in the accompanying consolidated financial statements.

     Each share of Series A and Series B convertible preferred stock will be converted into 5 1/2 shares of common stock immediately prior to the Company's initial public offering. Accordingly, the pro forma loss per share, presented for the current year only, assumes the conversion of the Series A and B convertible preferred stock as of January 1, 1995.

                        INTENSIVA HEALTHCARE CORPORATION
                                AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

                                                                                      PRO FORMA
                                                                       JUNE 30,       JUNE 30,
                                                                         1996           1996
                                                                      -----------    -----------
                              ASSETS
Current assets:
  Cash and cash equivalents........................................   $ 5,217,325    $ 5,217,325
  Accounts receivable, less allowance for doubtful accounts of
     $103,800......................................................     4,835,737      4,835,737
  Inventories......................................................       119,982        119,982
  Prepaid expenses.................................................       267,208        267,208
                                                                      ------------   ------------
     Total current assets..........................................    10,440,252     10,440,252
Property and equipment, net........................................     2,038,391      2,038,391
Organizational and preopening costs, net...........................       252,273        252,273
Other assets.......................................................       700,524        700,524
                                                                      ------------   ------------
                                                                      $13,431,440    $13,431,440
                                                                      ============   ============
               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term obligations....................   $   214,799    $   214,799
  Accounts payable and accrued expenses............................     1,133,579      1,133,579
  Accrued salaries, wages, and benefits............................       527,661        527,661
                                                                      ------------   ------------
     Total current liabilities.....................................     1,876,039      1,876,039
                                                                      ------------   ------------
Long-term obligations, less current installments...................       710,049        710,049
Deferred rent expense..............................................       805,125        805,125
Stockholders' equity:
  Preferred stock, $0.001 par value, 30,000,000 shares authorized,
     no shares issued..............................................       --             --
  Series A convertible preferred stock, $0.001 par value, 3,465,000 shares authorized; 3,465,000 and no shares issued and
     outstanding, respectively.....................................         3,465        --
  Series B convertible preferred stock, $0.001 par value, 2,232,967 shares authorized; 2,232,967 and no shares issued and
     outstanding, respectively.....................................         2,233        --
  Common stock, $0.001 par value, 70,000,000 shares authorized,
     1,332,100 and 7,030,067 shares issued and outstanding,
     respectively..................................................         1,332          7,030
  Additional paid-in capital.......................................    14,846,073     14,846,073
  Accumulated deficit..............................................    (4,812,876)    (4,812,876)
                                                                      ------------   ------------
     Total stockholders' equity....................................    10,040,227     10,040,227
                                                                      ------------   ------------
                                                                      $13,431,440    $13,431,440
                                                                      ============   ============

     See accompanying notes to condensed consolidated financial statements.

                        INTENSIVA HEALTHCARE CORPORATION
                                AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                           SIX MONTHS ENDED
                                                                               JUNE 30,
                                                                      --------------------------
                                                                         1995           1996
                                                                      -----------    -----------
Net patient service revenues.......................................   $   165,721    $ 6,076,075
Costs and expenses:
  Operating expenses...............................................       714,189      6,304,812
  General and administrative.......................................       736,036      1,323,748
  Provision for doubtful accounts..................................        30,000        150,036
  Depreciation and amortization....................................        13,979        248,879
                                                                       ----------     ----------
     Total costs and expenses......................................     1,494,204      8,027,475
                                                                       ----------     ----------
     Operating loss................................................    (1,328,483)    (1,951,400)
Interest income....................................................       143,522        235,601
Interest expense...................................................       (15,875)       (34,172)
                                                                       ----------     ----------
     Net loss......................................................   $(1,200,836)   $(1,749,971)
                                                                       ==========     ==========
Pro forma loss per share...........................................                  $     (0.24)
                                                                                      ==========
Pro forma weighted average outstanding shares......................                    7,268,492
                                                                                      ==========

     See accompanying notes to condensed consolidated financial statements.

                        INTENSIVA HEALTHCARE CORPORATION
                                AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                           SIX MONTHS ENDED
                                                                               JUNE 30,
                                                                      --------------------------
                                                                         1995           1996
                                                                      -----------    -----------
Cash flows from operating activities:
  Net loss.........................................................   $(1,200,836)   $(1,749,971)
  Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation and amortization.................................        13,979        248,879
     Provision for doubtful accounts...............................        30,000        150,036
     Increase in accounts receivable...............................      (217,217)    (3,814,680)
     Increase in inventories, prepaid expenses, and other assets...       (86,558)      (621,535)
     Increase in accounts payable and accrued expenses.............       113,167        649,872
     Increase in accrued salaries, wages, and benefits.............        60,117        303,522
     Increase in accrued rent differential.........................       173,333        371,792
                                                                      ------------   ------------
       Net cash used in operating activities.......................    (1,114,015)    (4,462,085)
                                                                      ------------   ------------
Cash flows from investing activities:
  Additions to property and equipment..............................      (273,328)    (1,372,543)
  Proceeds from sale of equipment..................................       --             337,792
  Organizational and preopening costs..............................       --            (117,879)
                                                                      ------------   ------------
       Net cash used in investing activities.......................      (273,328)    (1,152,630)
                                                                      ------------   ------------
Cash flows from financing activities:
  Proceeds from issuance of preferred and common stock.............     6,304,900             22
  Proceeds from issuance of note payable--stockholder..............       --            (265,200)
  Payments on long-term obligations................................        (7,398)      (164,204)
                                                                      ------------   ------------
       Net cash provided by (used in) financing activities.........     6,297,502       (429,382)
                                                                      ------------   ------------
       Increase in cash and cash equivalents.......................     4,910,159      6,044,097
Cash and cash equivalents, beginning of period.....................       190,284     11,261,422
                                                                      ------------   ------------
Cash and cash equivalents, end of period...........................   $ 5,100,443    $ 5,217,325
                                                                      ============   ============
Supplemental cash flow information--cash paid for interest.........   $    15,875    $    34,172
                                                                      ============   ============
Supplemental information--noncash activity:
  Acquisition of equipment through capital leases..................   $    57,218    $   587,554
                                                                      ============   ============

     See accompanying notes to condensed consolidated financial statements.

                        INTENSIVA HEALTHCARE CORPORATION
                                AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1) BASIS OF PRESENTATION

     The condensed consolidated balance sheet as of June 30, 1996 and condensed consolidated statements of operations and cash flows for the six months ended June 30, 1995 and 1996 contained herein, which are unaudited, include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts have been eliminated in consolidation. In the opinion of management, all adjustments necessary for a fair presentation of such financial statements have been included. Adjustments consist only of normal recurring items. The results of operations for the six months ended June 30, 1995 and 1996, are not necessarily indicative of the results to be expected for the full fiscal year.

     The condensed consolidated financial statements do not include all information and footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. Reference is made to the Company's 1994 and 1995 audited financial statements and the related notes which provide additional disclosures and a further description of accounting policies.

(2) SALE LEASEBACK AGREEMENT


     During March 1996, the Company entered into a sale leaseback agreement with a third party to take advantage of favorable borrowing rates and maintain liquidity. This party received warrants to purchase 15,950 shares of the Company's Series B convertible preferred stock at $3.76 per share. The net book value of assets sold and subsequently leased under this agreement totaled $342,244. Net proceeds were $337,792, resulting in a net loss of $4,452 which was charged to operations in March 1996. As part of this agreement, the Company has an available line of credit (up to $1.0 million) to finance additional capital expenditures.


(3) SUBSEQUENT EVENTS

     On September 10, 1996, the Company filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation that provides for (a) the authorization of 30 million shares of preferred stock, par value $0.001 per share, the terms of which may be determined by the Board of Directors from time to time, and (b) the authorization of 70 million shares of common stock, $0.001 par value. On September 10, 1996, the Company also effected a 5 1/2 for 1 stock split of its common stock in the form of a stock dividend. Accordingly, the stock split and the changes in preferred and common stock have been given retroactive effect in the accompanying condensed consolidated financial statements.

     Each share of Series A and Series B convertible preferred stock will be converted into 5 1/2 shares of common stock immediately prior to the Company's initial public offering. According, the accompanying pro forma balance sheet as of June 30, 1996 assumes that these securities were converted as of June 30, 1996. The pro forma loss per share assumes the conversion of the Series A and B convertible preferred stock as of the beginning of the period.

          ------------------------------------------------------------
          ------------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS


                                              PAGE
                                              ----
Prospectus Summary...........................   3
Risk Factors.................................   6
The Company..................................  12
Use of Proceeds..............................  12
Dividend Policy..............................  12
Capitalization...............................  13
Dilution.....................................  14
Selected Consolidated Financial Data.........  15
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.................................  16
Business.....................................  21
Management...................................  35
Certain Transactions.........................  40
Principal Stockholders.......................  42
Description of Capital Stock.................  45
Shares Eligible for Future Sale..............  50
Underwriting.................................  52
Legal Matters................................  54
Experts......................................  54
Additional Information.......................  54
Index to Financial Statements................  55


     UNTIL           , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

          ------------------------------------------------------------
          ------------------------------------------------------------
          ------------------------------------------------------------
          ------------------------------------------------------------


                                2,500,000 SHARES


                                 INTENSIVA LOGO

                                  COMMON STOCK

                              --------------------
                                   PROSPECTUS
                              --------------------

                               HAMBRECHT & QUIST

                         ROBERTSON, STEPHENS & COMPANY

                            NEEDHAM & COMPANY, INC.

                                          , 1996

          ------------------------------------------------------------
          ------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemization of all estimated expenses incurred or expected to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions.


                                      ITEM                                   AMOUNT(1)
                                                                            -----------
        SEC Registration Fee.............................................   $ 14,570.00
        NASD Filing Fee..................................................      4,725.30
        Nasdaq National Market Listing Fee...............................     17,500.00
        Blue Sky Filing Fees and Expenses................................     22,000.00
        Printing and Engraving Costs.....................................    125,000.00
        Transfer Agent Fees..............................................        600.00
        Legal Fees and Expenses..........................................    250,000.00
        Accounting Fees and Expenses.....................................     55,000.00
        Miscellaneous....................................................    110,604.70
                                                                             ----------
          Total..........................................................   $600,000.00


------------------------------

(1) All amounts are estimated except for the SEC Registration Fee, the NASD Filing Fee and the Nasdaq National Market Listing Fee.


14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Certificate of Incorporation contains a provision eliminating or limiting director liability to the Company and its stockholders for monetary damages arising from acts or omissions in the director's capacity as a director. The provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock purchases or redemptions or
(iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of the Company protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of the duty of care. The Securities and Exchange Commission (the "Commission") has taken the position that the provision will have no effect on claims arising under the federal securities laws.

     In addition, the Certificate of Incorporation and the Company's By-laws provide for mandatory indemnification rights, subject to limited exceptions, for any director or officer of the Company who by reason of the fact that he or she is a director or officer of the Company, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director or officer in advance of the final disposition of such proceeding in accordance with the applicable provisions of Delaware General Corporation Law. The Company may from time to time agree to provide similar indemnifications to certain employees and other agents.

     The Company also maintains directors' and officers' liability insurance.

     In addition, the Underwriting Agreement provides for indemnification by the Underwriters of the Registrant, its directors and officers against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act").

15. RECENT SALES OF UNREGISTERED SECURITIES

     The following table sets forth sales of securities by the Company within the past three years that were not sold pursuant to a registered offering. All sales of Common Stock, warrants for Common Stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock were pursuant to transactions by the issuer not involving any public offer, and thus were exempt from registration pursuant to Section 4(2) of the Securities Act. Grants of options of Common Stock were made with receipt of no consideration by the Company and were exempt for all of the following reasons: (a) the transactions did not constitute a public offer pursuant to Section 4(2) of the Securities Act; (b) the grants did not constitute a sale; and (c) the grants constituted a transaction exempt pursuant to Rule 701 et seq. promulgated under the Securities Act. None of the securities were sold through underwriters. Share numbers have not been adjusted for the 5.5:1 stock split to be effected immediately prior to the closing of the Company's initial public offering.

                                                                        NUMBER OF
                                                                          SHARES
              SECURITY/PURCHASER                 DATE SOLD/GRANTED     SOLD/GRANTED    CONSIDERATION
----------------------------------------------   ------------------    ------------    -------------
COMMON STOCK
David W. Cross................................   September 22, 1994        59,325      $      25,000
John R. Lewis.................................   September 22, 1994        59,325      $      25,000
David L. Steffy...............................   September 22, 1994        59,325      $      25,000
RehabCare Group, Inc..........................   September 22, 1994        59,325      $      73,181(1)
Three Arch Partners, L.P......................   December 30, 1994          3,998      $       3,998
Three Arch Associates, L.P....................   December 30, 1994            902      $         902
WARRANTS FOR SERIES B CONVERTIBLE PREFERRED
  STOCK
Comdisco, Inc.................................   February 15, 1996          2,900                   (2)
OPTIONS FOR COMMON STOCK
James D. Pomeroy..............................   January 2, 1995           14,700                N/A
Anthony J. Torrente...........................   January 2, 1995           14,700                N/A
Thomas M. Walsh...............................   January 27, 1995           6,500                N/A
Samuel A. Morse...............................   February 13, 1995         19,600                N/A
John P. Keefe.................................   July 28, 1995             19,600                N/A
Anthony J. Torrente...........................   November 27, 1995          3,500                N/A
Kathie Nohre, R.N.............................   November 27, 1995          5,000                N/A
Madalene Roedl................................   November 27, 1995          2,000                N/A
David W. Cross................................   December 15, 1995          6,000                N/A
John R. Lewis.................................   December 15, 1995          6,000                N/A
Phillip M. Nudelman, Ph.D.....................   June 28, 1996              1,000                N/A
Robert H. Grimes..............................   June 28, 1996                500                N/A
Barbara C. Bentrup............................   June 28, 1996                200                N/A
Patrick L. Burton.............................   June 28, 1996                150                N/A
SERIES A CONVERTIBLE PREFERRED STOCK
ALTA V Limited Partnership....................   December 30, 1994         98,960      $     989,600
Customs House Partners........................   December 30, 1994          1,040      $      10,400
Sierra Ventures IV, L.P.......................   December 30, 1994        192,300      $   1,923,000
Sierra Ventures IV International, L.P.........   December 30, 1994          7,700      $      77,000
Weiss, Peck & Greer Venture Associates III,
  L.P.........................................   January 6, 1995           41,160      $     411,600
WPG Enterprise Fund II, L.P...................   January 6, 1995           58,840      $     588,400
Life Science Entrepreneur Fund................   December 30, 1994          5,000      $      50,000
Schroder Ventures Limited Partnership.........   December 30, 1994         60,000      $     600,000
Schroder Ventures U.S. Trust..................   December 30, 1994         15,000      $     150,000
Schroders Incorporated........................   December 30, 1994         50,000      $     500,000

                                                                        NUMBER OF
                                                                          SHARES
              SECURITY/PURCHASER                 DATE SOLD/GRANTED     SOLD/GRANTED    CONSIDERATION
----------------------------------------------   ------------------    ------------    -------------
Three Arch Partners, L.P......................   January 6, 1995           81,600      $     816,000
Three Arch Associates, L.P....................   January 6, 1995           18,400      $     184,000
SERIES B CONVERTIBLE PREFERRED STOCK
ALTA V Limited Partnership....................   December 22, 1995         47,830      $  989,602.70
Customs House Partners........................   December 22, 1995            503      $   10,407.07
Sierra Ventures IV, L.P. .....................   December 22, 1995         69,708      $1,442,258.52
Sierra Ventures IV International, L.P. .......   December 22, 1995          2,791      $   57,745.79
Weiss, Peck & Greer Venture Associates III,
  L.P. .......................................   December 22, 1995         21,943      $  454,000.67
WPG Enterprise Fund II, L.P. .................   December 22, 1995         26,390      $  546,009.10
Schroder Ventures Limited Partnership.........   December 22, 1995          8,159      $  168,809.71
Schroder Ventures U.S. Trust..................   December 22, 1995          2,040      $   42,207.60
Schroders Incorporated........................   December 22, 1995          6,800      $  140,692.00
Three Arch Partners, L.P. ....................   December 22, 1995         39,456      $  816,344.64
Three Arch Associates, L.P. ..................   December 22, 1995          8,877      $  183,665.13
Mayfield VIII.................................   December 22, 1995        162,922      $3,370,856.18
Mayfield Associates Fund II...................   December 22, 1995          8,575      $  177,416.75

------------------------------
(1) Purchase price consisted of $25,000 in cash, and transfer of certain promissory notes of David W. Cross and John R. Lewis (issued with respect to transactions unrelated to the Company).

(2) Granted as part of consideration for entering into capital lease arrangement.

16. EXHIBITS

     (a) EXHIBITS

     A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is hereby incorporated by reference herein.

     (b) FINANCIAL STATEMENT SCHEDULES

     Schedules have been omitted because they are not applicable, are not required, or because the information is included elsewhere in the Consolidated Financial Statements or the Notes thereto.

17. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the Closing as specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in St. Louis, Missouri on the 10th day of October, 1996.


                                          INTENSIVA HEALTHCARE CORPORATION

                                          By: /s/ DAVID W. CROSS

                                          --------------------------------------
                                               David W. Cross, President

     Pursuant to the requirements of the Securities Act of 1933, this amended Registration Statement has been signed by the following persons in the capacities and on the date indicated:

                    SIGNATURE                             TITLE                      DATE
      -------------------------------------   -----------------------------   -------------------


      /s/ David W. Cross                      President, Chief Executive       October 10, 1996
      -------------------------------------   Officer (Principal Executive
      David W. Cross                          Officer) and Director
      *                                       Director                         October 10, 1996
      -------------------------------------
      Jeffrey J. Collinson
      *                                       Director                         October 10, 1996
      -------------------------------------
      Wilfred E. Jaeger, MD
      *                                       Director                         October 10, 1996
      -------------------------------------
      James B. Tananbaum, MD
      *                                       Director                         October 10, 1996
      -------------------------------------
      David L. Steffy
      *                                       Director                         October 10, 1996
      -------------------------------------
      Phillip M. Nudelman, Ph.D.
      *                                       Chief Financial Officer          October 10, 1996
      -------------------------------------   (Principal Financial and
      John P. Keefe                           Accounting Officer)
*By   /s/ David W. Cross
      -------------------------------------
      David W. Cross
      As attorney-in-fact
      for the persons indicated

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                                         DESCRIPTION
---------   -----------------------------------------------------------------------------------


 1.1        Form of Underwriting Agreement
 ++3(i).1   Amended and Restated Certificate of Incorporation
 ++3(i).2   Certificate of Amendment to Amended and Restated Certificate of Incorporation
++*3(i).3   Form of Third Amended and Restated Certificate of Incorporation
 ++3(i).4   Certificate of Amendment to Amended and Restated Certificate of Incorporation
++3(ii).1   By-Laws
 ++*3(ii).2 Form of Amended and Restated By-Laws
 4.1        Specimen Certificate of Shares of Common Stock, $0.001 par value, of the Company
 ++4.2      Amended and Restated Stockholders' Agreement, dated December 20, 1995
 ++4.3      Amended and Restated Registration Rights Agreement, dated December 20, 1995
 ++5.1      Form of Opinion of Suelthaus & Walsh, P.C., regarding legality of securities being offered
++10.1      Form of Lease Agreement with Host Hospitals
++10.2      Warrant Agreement to Purchase Shares of Series B Convertible Preferred Stock of
            Transitional Care of America, Inc., by and between the Company and Comdisco, Inc., dated as of February 15, 1996
++10.3      Master Lease Agreement by and between the Company and Comdisco, Inc., dated
            December 11, 1995
++10.4      Agreement by and between the Company and Healthcare Management Systems, Inc., dated
            November 29, 1995
++10.5      Escrow Agreement by and among the Company, Healthcare Management Systems, Inc. and
            Wyatt, Tarrant & Combs, dated November 29, 1995
++10.6      Second Amended and Restated Employment Agreement of David W. Cross, by and between the Company and David W. Cross, dated June 12, 1996
++10.7      Second Amended and Restated Employment Agreement of John R. Lewis, by and between the Company and John R. Lewis, dated June 12, 1996
++10.8      Employment Agreement of John P. Keefe, by and between the Company and John P.
            Keefe, dated June 1, 1995
++10.9      Employment Agreement of Samuel A. Morse, by and between the Company and Samuel A.
            Morse, dated December 2, 1994
++10.10     Employment Agreement of Tony J. Torrente, by and between the Company and Tony J.
            Torrente, dated December 8, 1994
++10.11     Employment Agreement of James D. Pomeroy, by and between the Company and James D.
            Pomeroy, dated December 28, 1994
++10.12     Employment Agreement of Kathie Nohre, R.N., by and between the Company and Kathie
            Nohre, R.N., dated November 6, 1995
++10.13     Transitional Care of America, Inc. Stock Option Plan
++10.14     Subscription Agreement for the sale of Common Stock of the Company, by and among the Company, RehabCare Corporation, David L. Steffy, David W. Cross, and John R.
            Lewis, dated September 22, 1994
++10.15     Stockholders' Agreement by and among the Company, RehabCare Corporation, David L.
            Steffy, David W. Cross and John L. Lewis, dated September 22, 1994
++10.16     Transition Agreement by and among the Company, RehabCare Corporation, David W.
            Cross and John R. Lewis, dated September 22, 1994
++10.17     TCA Non-Compete, Non-Hire, Non-Disclosure and Release Agreement by and between the
            Company and RehabCare Corporation, dated September 22, 1994

 EXHIBIT
 NUMBER                                         DESCRIPTION
---------   -----------------------------------------------------------------------------------
++10.18     RehabCare Non-Compete, Non-Hire, Non-Disclosure and Release Agreement by and
            between the Company and RehabCare Corporation, dated September 22, 1994
++10.19     Steffy/RehabCare Non-Development, Non-Hire and Release Agreement, by and between
            David L. Steffy and RehabCare Corporation, dated September 22, 1994
++10.20     Cross Non-Compete, Non-Hire, Non-Disclosure and Release Agreement by and between
            David W. Cross and RehabCare Corporation, dated September 22, 1994
++10.21     Lewis Non-Compete, Non-Hire, Non-Disclosure and Release Agreement by and between
            John R. Lewis and RehabCare Corporation, dated September 22, 1994
++10.22     Series A Convertible Preferred Stock Purchase Agreement by and among the Company and certain purchasers named therein, dated December 30, 1994
++10.23     Stock Repurchase Agreement by and between the Company and David W. Cross, dated
            December 30, 1994
++10.24     Stock Repurchase Agreement by and between the Company and John R. Lewis, dated
            December 30, 1994
++10.25     Series B Convertible Preferred Stock Purchase Agreement by and among the Company and certain purchasers named therein, dated December 20, 1994
++11.1      Statement Re Computation of Earnings Per Share
21.1        Subsidiaries of the Company
++23.1      Consent of Suelthaus & Walsh, P.C. (consent included in Exhibit 5.1)
23.2        Consent of KPMG Peat Marwick LLP
++24.1      Power of Attorney (included as part of Signature Page to Registration Statement)
++27.1      Financial Data Schedule


------------------------------
* To be effective immediately prior to effectiveness of the Registration Statement.

+  To be filed by amendment.

++ Previously filed.